Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

COMPUTE HEALTH ACQUISITION CORP.,

COMPUTE HEALTH CORP.,

COMPUTE HEALTH LLC,

ALLURION TECHNOLOGIES HOLDINGS, INC.

AND

ALLURION TECHNOLOGIES, INC.

DATED AS OF FEBRUARY 9, 2023

i

ii

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of February 9, 2023, is made by and among Compute Health Acquisition Corp., a Delaware corporation (“CPUH”), Compute Health Corp., a Delaware corporation (“Merger Sub I”), Compute Health LLC, a Delaware limited liability company (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), Allurion Technologies Holdings, Inc., a Delaware corporation (“Pubco”), and Allurion Technologies, Inc., a Delaware corporation (the “Company”). CPUH, the Merger Subs, Pubco and the Company shall be referred to herein from time to time collectively as the “Parties” (and each a “Party”). Capitalized terms used herein have the meanings set forth in Section 1.1 and 1.2.

WHEREAS, (a) CPUH is a blank check company incorporated as a Delaware corporation on October 7, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, (b) each Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of CPUH that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents and (c) Pubco is, as of the date of this Agreement, a wholly-owned Subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of CPUH, CPUH is required to provide an opportunity for its stockholders to have their outstanding shares of Class A Common Stock redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the CPUH Stockholder Approval;

WHEREAS, as of the date of this Agreement, CPUH’s initial stockholders, including Compute Health Sponsor LLC, a Delaware limited liability company (the “Sponsor”), collectively own 21,562,500 shares of Class B Common Stock;

WHEREAS, on the Closing Date, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (i) CPUH will merge with and into Pubco (the “CPUH Merger”), with Pubco surviving as the surviving company in the CPUH Merger (Pubco, in its capacity as the surviving company of the CPUH Merger, the “Surviving Corporation”) and, after giving effect to such merger, becoming the sole owner of each Merger Sub, (ii) Merger Sub I will merge with and into the Company (the “Intermediate Merger”), with the Company surviving as the surviving company in the Intermediate Merger (the Company, in its capacity as the surviving company of the Intermediate Merger, the “Intermediate Surviving Corporation”) and, after giving effect to such merger, becoming a wholly-owned subsidiary of the Surviving Corporation and (iii) the Intermediate Surviving Corporation will merge with and into Merger Sub II (the “Final Merger ” and, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers”), with Merger Sub II surviving as the surviving company in the Final Merger (Merger Sub II, in its capacity as the surviving company of the Final Merger, the “Surviving Subsidiary Company”) and, after giving effect to such merger, remaining a wholly-owned subsidiary of the Surviving Corporation and (a) each Company Share will be converted into the right to receive the Merger Consideration Per Fully Diluted Share, (b) each Company Option will be converted into an option to purchase shares of Pubco Common Stock, (c) each Company RSU Award will be converted into a restricted stock unit award denominated in shares of Pubco Common Stock, (d) each Company Warrant will be converted into a warrant to acquire a number of shares of Pubco Common Stock in an amount and at an exercise price as set forth on the Allocation Schedule and (e) each Company Convertible Note will ultimately be converted into the right to receive shares of Pubco Common Stock, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (i) concurrently with the execution of this Agreement, CPUH is entering into subscription agreements (collectively, the “Subscription Agreements”) with Pubco and certain investors, pursuant to which, among other things, the Investors are agreeing to subscribe for and purchase, and Pubco is agreeing to issue and sell to the Investors, a number of shares of Pubco Common Stock as set forth in each applicable Subscription Agreement in exchange for an aggregate purchase price of approximately $37.9 million, on the terms and subject to the conditions set forth therein and (ii) CPUH and Pubco may enter into similar agreements with certain investors following the execution of this Agreement and prior to the Intermediate Merger Closing (the investors referred to in the preceding clause (i) and this clause (ii), collectively, the “Investors” and such equity financing referenced in the preceding clause (i) and this clause (ii), collectively, hereinafter referred to as the “PIPE Financing”);

WHEREAS, concurrently with the execution of this Agreement, CPUH, Pubco and a Pre-Closing CPUH Stockholder are entering into a non-redemption agreement (the “Non-Redemption Agreement”), pursuant to which, among other things, subject to the terms and conditions set forth therein, such Pre-Closing CPUH Stockholder is agreeing, for the benefit of CPUH, (a) to not exercise its Redemption Rights in respect of (x) the Class A Common Stock beneficially owned by it, or (y) any other shares, capital stock or other equity interests, as applicable, of CPUH, which it holds on the date of the Non-Redemption Agreement, and (b) to not, among other things, sell, encumber or otherwise transfer such Class A Common Stock or other shares, capital stock, or equity interests;

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into (i) a Revenue Interest Financing Agreement (the “Revenue Interest Financing Agreement”) with RTW Master Fund, Ltd. an exempted company incorporated in the Cayman Islands with limited liability, RTW Innovation Master Fund, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, and RTW Venture Fund Limited, an investment company limited by shares incorporated under the laws of Guernsey (collectively, “RTW”), pursuant to which, among other things, subject to the terms and conditions set forth therein, RTW is agreeing to provide financing to the Company in the initial amount equal to $40 million, subject to the terms and conditions set forth therein (such financing hereinafter referred to as the “Revenue Interest Financing”), and (ii) a side letter (the “RTW Side Letter”) with the Company, Pubco, Merger Sub II and RTW, pursuant to which, among other things, subject to the terms and conditions set forth therein, (a) CPUH and Pubco are agreeing not to enter into Subscription Agreements with Investors on more favorable or advantageous terms than those included in the Subscription Agreements to be entered into by and among CPUH, Pubco and RTW, (b) subject to the terms and conditions of the RTW Side Letter, Pubco is agreeing to convert up to 50% of the consideration RTW pays to Pubco in connection with the PIPE Financing by forfeiting Pubco Common Stock into financing provided by RTW to the Company pursuant to an Additional Revenue Interest Financing Agreement (as defined in the RTW Side Letter), (c) Pubco is agreeing to issue up to an additional 1,000,000 shares of Pubco Common Stock to RTW and (d) Pubco is agreeing that RTW shall have the right to designate one director to the Pubco Board (as defined below), in each case, subject to the terms and conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into a Bridging Agreement (the “Fortress Bridging Agreement”) with Fortress Credit Corp. or its affiliates (“Fortress”), pursuant to which, among other things, subject to the terms and conditions set forth therein and in the Fortress Credit Agreement (as defined below), Fortress will agree to execute a Credit Agreement (the “Fortress Credit Agreement”) on the Closing Date pursuant to which, among other things, Fortress will agree to provide the Company with a term loan in an amount of up to $60 million substantially concurrently with the consummation of the Mergers, subject to the terms and conditions set forth therein (the “Fortress Financing”);

WHEREAS, as contemplated by that certain Commitment Letter, dated on or about the date hereof (the “Chardan Commitment Letter”), by and between the Company and Chardan Capital Markets LLC (“Chardan”), Pubco and Chardan shall enter into a Chardan Equity Facility, to be dated and executed as of the Closing Date, pursuant to which, among other things, Pubco may issue and sell to Chardan, from time to time, and Chardan shall purchase from Pubco, shares of Pubco Common Stock (the “Chardan Equity Line”);

WHEREAS, at the Intermediate Merger Closing, the Surviving Corporation, the Sponsor and certain stockholders of the Company shall enter into an investor rights and lock-up agreement, substantially in the form attached hereto as Exhibit A (the “Investor Rights Agreement”), pursuant to which, among other things, each signatory thereto (other than the Surviving Corporation) will (a) agree not to effect any sale or distribution of any shares of Pubco Common Stock held by him, her or it during the lock-up period described therein, and (b) be granted certain registration rights with respect to his, her or its shares of Pubco Common Stock, in each case, on the terms and subject to the conditions therein;

WHEREAS, concurrently with the execution of this Agreement, CPUH, Pubco, the Sponsor and the Company, among others, are entering into the sponsor support agreement attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor and certain other Pre-Closing CPUH Stockholders are agreeing (a) to vote their respective shares of Class B Common Stock in favor of the Required Transaction Proposals, (b) not to transfer their respective shares of Class B Common Stock, (c) solely with respect to the Sponsor, to recapitalize its shares of Class B Common Stock and CPUH Private Warrants into Class A Common Stock (the “Sponsor Recapitalization”), (d) solely with respect to each of Hani Barhoush, Michael Harsh and Gwendolyn A. Watanabe, to recapitalize their shares of Class B Common Stock into Class A Common Stock (the “Additional Share Conversion”) and (e) to waive any adjustment to the conversion ratio set forth in the Governing Documents of CPUH or any other anti-dilution or similar protection with respect to their respective shares of Class B Common Stock in connection with the transactions contemplated by this Agreement, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, certain Company Stockholders (the “Initial Company Support Stockholders”) are entering into the stockholder support agreement attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which, among other things, such Company Stockholders are agreeing (a) to, as promptly as practicable following the time at which the Registration Statement/Proxy Statement shall have been declared effective and made available to such Company Stockholders, vote their Company Shares in favor of, or execute written consents to adopt and approve, upon the effectiveness of the Registration Statement/Proxy Statement, this Agreement, any Ancillary Documents to which the Company or Pubco is or will be a party, the Mergers and the other transactions contemplated by this Agreement and any Ancillary Documents to which the Company or Pubco is or will be a party, and (b) not to transfer, prior to the Intermediate Merger Effective Time, such Company Stockholder’s Company Shares, subject to the exceptions set forth therein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Mergers) are fair to, advisable and in the best interests of the Company and the Company Stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which the Company or Pubco is or will be party and the transactions contemplated hereby and thereby (including the Mergers), and (c) resolved to recommend that the Company Stockholders adopt and approve this Agreement, the Ancillary Documents to which the Company or Pubco is or will be party and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, the board of directors of CPUH (the “CPUH Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which a CPUH Party is or will be party and the transactions contemplated hereby and thereby (including the Mergers) are fair to, advisable and in the best interests of CPUH and its stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which a CPUH Party is or will be party and the transactions contemplated hereby and thereby (including the Mergers), and (c) resolved to recommend that its stockholders adopt and approve this Agreement and the Required Transaction Proposals, including the adoption and approval of this Agreement, each Ancillary Document to which CPUH is a party and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, each of the board of directors and board of managers of Merger Sub I and Merger Sub II, respectively, has unanimously (a) determined that this Agreement, the Ancillary Documents to which Merger Sub I and Merger Sub II, respectively, is or will be party and the transactions contemplated hereby and thereby (including the Mergers) are fair to, advisable and in the best interests of Merger Sub I and its sole stockholder and Merger Sub II and its sole member, respectively, (b) approved and declared advisable this Agreement, the Ancillary Documents to which Merger Sub I and Merger Sub II, respectively, is or will be party and the transactions contemplated hereby and thereby (including the Mergers), and (c) recommended that the sole stockholder of Merger Sub I and the sole member of Merger Sub II, respectively, adopt and approve this Agreement, the Ancillary Documents to which Merger Sub I and Merger Sub II, respectively, is or will be party and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, the board of directors of Pubco (the “Pubco Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which Pubco is or will be party and the transactions contemplated hereby and thereby (including the Mergers) are fair to, advisable and in the best interests of Pubco and its sole stockholder, (b) approved and declared advisable this Agreement, the Ancillary Documents to which Pubco is or will be party and the transactions contemplated hereby and thereby (including the Mergers), and (c) recommended that the sole stockholder of Pubco adopt and approve this Agreement, the Ancillary Documents to which Pubco is or will be party and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, CPUH, as the sole stockholder of Merger Sub I and sole member of Merger Sub II, will approve, adopt and declare advisable this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, the Company, as the sole stockholder of Pubco, will approve, adopt and declare advisable this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (a) this Agreement constitutes a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder, (b) the Intermediate Merger and Final Merger be considered together as a single integrated transaction and shall together qualify as a “reorganization” within the meaning of Section 368(a) of the Code and applicable Treasury Regulations, to which each of Pubco and Company will be a party within the meaning of Section 368(b) of the Code and applicable Treasury Regulations, and (c) the CPUH Merger shall qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and applicable Treasury Regulations, to which each of CPUH and Pubco will be a party within the meaning of Section 368(b) of the Code and applicable Treasury Regulations (collectively, the “Intended Tax Treatment”); and

WHEREAS, in connection with the CPUH Merger Closing, CPUH, Pubco and the Exchange Agent will enter into a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement ”), in such form as may be agreed among CPUH, Pubco, the Exchange Agent and the Company, to be effective upon the CPUH Merger Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affordable Care Act” means the Patient Protection and Affordable Care Act of 2010.

“Aggregate Consideration” means, collectively, the Aggregate Intermediate Merger Closing Merger Consideration and, if any, the Contingency Consideration.

“Aggregate Intermediate Merger Closing Merger Consideration” means a number of shares of Pubco Common Stock equal to (a) 37,812,000 minus (b) (i) 1,500,000 multiplied by (ii) the Net Closing Cash Percentage.

“AICPA” means the American Institute of Certified Public Accountants.

“Ancillary Documents” means the Investor Rights Agreement, the Subscription Agreements, the Sponsor Support Agreement, the Non-Redemption Agreement, the Company Support Agreement, the Revenue Interest Financing Agreement, the Fortress Bridging Agreement, the Warrant Assumption Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (the “FCPA”), (b) the UK Bribery Act 2010 and (c) any other anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering, each as applicable.

“Available Closing Cash” means, as of immediately prior to the Intermediate Merger Closing and after the CPUH Merger Closing, (a) the amount of funds contained in the Trust Account (after reduction for the aggregate amount of payments made or required to be made in connection with the CPUH Stockholder Redemption), plus (b) the amount of funds available pursuant to the PIPE Financing, plus (c) the amount of funds available to the Company as of the Intermediate Merger Closing pursuant to the Revenue Interest Financing Agreement, plus (d) in the event that, pursuant to and as a result of the consummation of the Incremental Financing, the Company raises in excess of $15,000,000 of net proceeds (such excess, the “Incremental Financing Excess Amount”), an amount equal to the lesser of (x) the Incremental Financing Excess Amount and (y) the amount of cash on hand actually held by the Company immediately prior to the Intermediate Merger Closing, plus (e) (x) the amount of funds available to the Intermediate Surviving Corporation as of the Intermediate Merger Closing pursuant to the Fortress Credit Agreement less (y) the amount payable to Runway Growth Finance Corp. in connection with the repayment and termination of the Indebtedness under the Runway Loan Documents (clause (e), the “Fortress Incremental Amount”).

“Business” means the development, manufacture and sale of gastric balloon devices for weight loss, as conducted by the Company and its Subsidiaries as of the date of this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Change of Control Payment” means (a) any success, stay, change of control, retention, severance, transaction bonus or other similar payment to any Person that is payable in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing in respect of, any arrangement with a Company Related Party (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Intermediate Merger Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Class A Common Stock” means Class A common stock, $0.0001 par value, of CPUH.

“Class B Common Stock” means Class B common stock, $0.0001 par value, of CPUH.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company, or (ii) 15% or more of the assets or businesses of the Company and its Subsidiaries, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase, business combination or issuance of Equity Securities, tender offer or otherwise), or (b) 15% or more of any class of Equity Securities of the Company or any of its Subsidiaries. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company and Pubco Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) (Organization and Qualification); Section 3.2(a), Section 3.2(b), Section 3.2(d), Section 3.2(f) and Section 3.2(g) (Capitalization); Section 3.3 (Authority) and Section 3.18 (Brokers).

“Company Business Intellectual Property” means collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Certificate of Incorporation” means, the Fifth Amended and Restated Certificate of Incorporation of the Company, dated July 23, 2021, as amended by that certain Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Company, dated December 29, 2021.

“Company Common Stock” means common stock, par value $0.0001 per share, of the Company.

“Company Convertible Note” means an outstanding convertible unsecured promissory note issued by the Company pursuant to that certain Convertible Note Purchase Agreement, dated December 22, 2021, by and among the Company and the investors listed on Exhibit A thereto.

“Company D&O Expenses” means any fees, costs and expenses related to directors’ and officers’ liability insurance with respect to the Company D&O Persons, including in respect of the Company D&O Tail Policy.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to CPUH and each Merger Sub by the Company and Pubco on the date of this Agreement.

“Company Equity Plans” means the Company’s Amended and Restated 2020 Stock Option and Grant Plan and 2010 Stock Incentive Plan, in each case, as amended or restated from time to time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of the Company or any of its Subsidiaries, whether or not due and payable, and not otherwise expressly allocated to a CPUH Party pursuant to the terms of this Agreement or any Ancillary Document, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees, costs, commissions and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, finders, consultants, or other agents or service providers of the Company, (b) any Change of Control Payment (including the employer portion of any payroll, social security or similar Taxes related thereto) and (c) reimbursement of fees and expenses of (i) RTW pursuant to the terms of the Revenue Interest Financing Agreement and (ii) Fortress pursuant to the terms of the Fortress Bridging Agreement. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any CPUH Expenses, D&O Expenses, HSR Fees, New Equity Incentive Fees, Registration Statement Expenses or Warrantholder Solicitation Expenses.

“Company IT Systems” means any and all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, used, licensed, or leased by the Company or its Subsidiaries.

“Company Licensed Intellectual Property” means any and all Intellectual Property Rights owned by or licensed to any Person (other than the Company or any of its Subsidiaries) that are licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory, clinical or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company or Pubco to consummate the Mergers; provided, however, that in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse Effect arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or GAAP after the date of this Agreement, (v) any Effect that is generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.6(b) to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement, or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by the Company and its Subsidiaries, taken as a whole, to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) the occurrence of, but not the unavailability of casualty and/or business interruption insurance proceeds relating to, any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including COVID-19), acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur to the extent, and solely to the extent, such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the same or similar industries or markets in which the Company and its Subsidiaries operate.

“Company Option” means, as of any determination time, each option to purchase shares of Company Common Stock granted to any current or former director, manager, officer, employee or other service provider of the Company or any of its Subsidiaries that is outstanding and unexercised as of immediately prior to the Intermediate Merger Effective Time.

“Company Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D-1 Preferred Stock, the Company Series D-2 Preferred Stock and the Company Series D-3 Preferred Stock.

“Company Product” means the Allurion Balloon and each other product and service that is being researched, tested, developed, manufactured or commercialized by or on behalf of the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means any and all Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company RSU Awards” means all outstanding restricted stock unit awards denominated in shares of Company Common Stock immediately prior to the Intermediate Merger Effective Time, whether or not vested, granted pursuant to the Company Equity Plans.

“Company Series A Preferred Stock” means preferred stock, par value $0.0001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series A-1 Preferred Stock” means preferred stock, par value $0.0001 per share, of the Company designated as “Series A-1 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means preferred stock, par value $0.0001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series C Preferred Stock” means preferred stock, par value $0.0001 per share, of the Company designated as “Series C Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series D-1 Preferred Stock” means preferred stock, par value $0.0001 per share, of the Company designated as “Series D-1 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series D-2 Preferred Stock” means preferred stock, par value $0.0001 per share, of the Company designated as “Series D-2 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series D-3 Preferred Stock” means preferred stock, par value $0.0001 per share, of the Company designated as “Series D-3 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Shares” means, collectively, the Company Preferred Stock and the Company Common Stock.

“Company Stockholder Approval” means the approval of this Agreement, the Ancillary Documents to which the Company or Pubco is or will be a party and the transactions contemplated hereby and thereby (including the Mergers), by the holders of at least (i) a majority of the outstanding Company Common Stock and Company Preferred Stock, voting together as a single class, (ii) a majority of the Company Series C Preferred Stock, voting separately, (iii) a majority of the Company Series A Preferred Stock, Company Series A-1 Preferred Stock, Company Series B Preferred Stock, Company Series D-1 Preferred Stock, Company Series D-2 Preferred Stock and Company Series D-3 Preferred Stock, voting together as a single class and (iv) one of Romulus Growth Allurion L.P. or Benon Group Ltd., voting separately.

“Company Stockholders” means, collectively, the holders of Company Common Stock and the Company Preferred Stock as of any determination time prior to the Intermediate Merger Effective Time.

“Company Warrants” means any warrant to purchase Company Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 5, 2021, between the Company and CPUH.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contingency Pro Rata Share” means the pro rata portion of the Contingency Consideration allocated to each Eligible Company Equityholder as set forth in the Allocation Schedule pursuant to Section 2.4.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2, and any evolutions, mutations and variants thereof or related or associated epidemics, pandemics or disease outbreaks.

“CPUH Acquisition Proposal” means any transaction or series of related transactions under which CPUH or any of its Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s), or (iii) acquires or otherwise purchases at least a majority of the voting securities of such Person(s) or all or substantially all of the assets or businesses of any other Person(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including the PIPE Financing) shall constitute a CPUH Acquisition Proposal.

“CPUH Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Compute Health Acquisition Corp., dated as of February 4, 2021, as amended by that certain Certificate of Amendment of Amended and Restated Certificate of Incorporation of Compute Health Acquisition Corp., dated as of December 5, 2022.

“CPUH Common Stock” means Class A Common Stock and Class B Common Stock.

“CPUH D&O Expenses” means any fees, costs and expenses related to directors’ and officers’ liability insurance with respect to the CPUH D&O Persons, including in respect of the CPUH D&O Tail Policy.

“CPUH Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company and Pubco by CPUH and each Merger Sub on the date of this Agreement.

“CPUH Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of any CPUH Party, whether or not due and payable, and not otherwise expressly allocated to the Company or Pubco pursuant to the terms of this Agreement or any Ancillary Document, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) deferred underwriting commissions disclosed in any CPUH SEC Reports, (b) the fees, costs, commissions and expenses of outside legal counsel, accountants, advisors, brokers, finders, investment bankers, consultants, the Trustee and transfer or exchange agent, as applicable, or other agents or service providers of any CPUH Party, (c) incurred in connection with the PIPE Financing, including any cash financing fees or third-party advisory expenses in connection therewith and (d) CPUH Extension Expenses (excluding any Sponsor Loans that convert into shares of Pubco Common Stock in accordance with Section 5.11). Notwithstanding the foregoing or anything to the contrary herein, CPUH Expenses shall not include any Company Expenses, Subscription Agreement Enforcement Expenses, Registration Statement Expenses, D&O Expenses, New Equity Incentive Fees, HSR Fees, Warrantholder Solicitation Expenses or any fees, expenses, commissions or other amounts under any Sponsor Loans.

“CPUH Extension Approval” means the approval of the stockholders of CPUH at a special meeting of stockholders of a proposal to, among other things, amend the CPUH Governing Documents to extend the date by which CPUH has to consummate a business combination from February 9, 2023 to the date set forth in the CPUH Extension Proxy Statement.

“CPUH Extension Expenses” means, as of any determination time, the aggregate amount of fees, expenses, or other amounts incurred by or on behalf of any CPUH Party or Sponsor in connection with the CPUH Extension Proxy Statement or CPUH Extension Approval, including (a) the preparation, filing and distribution of the CPUH Extension Proxy Statement, (b) amounts outstanding under any unsecured promissory notes issued by CPUH to Sponsor, and (c) the fees, costs, commissions and expenses of outside legal counsel, accountants, advisors, brokers, finders, investment bankers, consultants, the Trustee and transfer or exchange agent, as applicable, or other agents or service providers of any CPUH Party.

“CPUH Extension Proxy Statement” means the definitive proxy statement in connection with the CPUH Extension Approval as filed by CPUH with the SEC on November 4, 2022, as may be amended or supplemented.

“CPUH Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Qualification); 4.2 (Authority); 4.4 (Brokers); and 4.6(a) and 4.6(b) (Capitalization).

“CPUH Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory or otherwise) of the CPUH Parties, taken as a whole, or (b) the ability of CPUH or either Merger Sub to consummate the Mergers; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a CPUH Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse Effect arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or GAAP after the date of this Agreement, (v) any Effect that is generally applicable to the industries or markets in which any CPUH Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any CPUH Party with contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any CPUH Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) the occurrence of, but not the unavailability of casualty and/or business interruption insurance proceeds relating to, any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including COVID-19), acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any Effect relating to the Company or its Subsidiaries or the Company Stockholders, (x) any CPUH Stockholder Redemption, in and of itself or (xi) any breach of any covenants, agreements or obligations of an Investor under a Subscription Agreement (including any breach of an Investor’s obligations to fund its commitment thereunder when required) or the Non-Redemption Agreement; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a CPUH Material Adverse Effect has occurred or would be reasonably expected to occur to the extent, and solely to the extent, such Effect has a disproportionate adverse effect on the CPUH Parties, taken as a whole, relative to other “SPACs” operating in the same or similar industries in which the CPUH Parties operate.

“CPUH Parties” means, collectively, CPUH and the Merger Subs.

“CPUH Private Warrant” means the CPUH Warrants held by the Sponsor.

“CPUH Redemption Shares” means all shares of Class A Common Stock for which a CPUH Stockholder Redemption has been exercised in connection with the transactions contemplated hereby.

“CPUH Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of shares of CPUH Common Stock entitled to vote thereon, whether in person or by proxy at the CPUH Stockholders Meeting (or any adjournment or postponement thereof), including the affirmative vote of the holders of a majority of the issued and outstanding Class A Common Stock, voting separately as a single class, in accordance with the Governing Documents of CPUH and applicable Law.

“CPUH Stockholder Redemption” means the right of the holders of Class A Common Stock to redeem all or a portion of their Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the CPUH Certificate of Incorporation.

“CPUH Unit” means the units issued in CPUH’s initial public offering consisting of one share of Class A Common Stock and one-quarter of a CPUH Warrant.

“CPUH Public Warrants” means the Public Warrants as defined in the Warrant Agreement.

“CPUH Warrants” means each warrant to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“D&O Expenses” means Company D&O Expenses and CPUH D&O Expenses.

“Effect” means any state of facts, event, change, effect, occurrence, circumstance or development.

“Eligible Company Equityholder” means a holder of one or more shares of Company Common Stock, Company Preferred Stock, Company RSU Awards, Assumed Warrants or Vested Company Options, in each case, immediately prior to the Intermediate Merger Effective Time.

“Employee Benefit Plan” means each (A) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (B) each stock option plan, stock purchase plan, bonus or incentive plan, program, agreement or arrangement (whether equity-based or otherwise), severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, vacation plan, fringe benefit, and each other employee benefit plan, program, policy, agreement and arrangement not described in (A) above, and (C) each plan or arrangement providing compensation to employee and non-employee directors of the Company or any of its Subsidiaries, in each case of clauses (A), (B) and (C), that the Company or any of its Subsidiaries maintain, sponsor or contribute to or has any obligation to contribute to, or under or with respect to which the Company or any of its Subsidiaries has or may have any present or future Liability (including as an ERISA Affiliate), whether written or unwritten and whether funded or unfunded.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, unit, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is, or at any applicable time was, or would reasonably be expected to be deemed, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Allocation Schedule” means Schedule I attached hereto.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Fraud” means actual, knowing (with scienter) and intentional common law fraud in the making of any representation or warranty set forth in this Agreement, as construed under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“Fully Diluted Company Capitalization” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Intermediate Merger Effective Time, determined on an as-converted basis in accordance with the Company’s Governing Documents (including, for the avoidance of doubt, the number of shares of Company Common Stock (i) issuable upon conversion of the shares of Company Preferred Stock issued and outstanding (or issuable upon conversion of any shares of Company Preferred Stock issuable upon exercise of any Company Warrant) as of immediately prior to the Intermediate Merger Effective Time, based on the then applicable conversion ratio in accordance with the Company’s Governing Documents, (ii) resulting from the Convertible Notes Conversion and (iii) issued in connection with the Incremental Financing (or issuable upon conversion, immediately prior to the Intermediate Merger Effective Time, of any Incremental Convertible Equity Securities)), (b) the aggregate number of shares of Company Common Stock subject to Company RSU Awards and Company Options (including both Vested Company Options and Unvested Company Options, and including both Vested Company RSU Awards and Unvested Company RSU Awards) (to the extent not included in clause (a)) as of immediately prior to the Intermediate Merger Effective Time and (c) the aggregate number of shares of Company Common Stock issuable upon exercise of any Company Warrants as of immediately prior to the Intermediate Merger Effective Time (to the extent not included in clause (a)).

“GAAP” means United States generally accepted accounting principles.

“Good Laboratory Practices” mean the then current standards for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such applicable standards of good laboratory practices as are required by Governmental Entities in any other countries in which the Company Products are intended to be sold.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or other organizational documents of such Person. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal, supranational or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“FCPA” has the meaning set forth in the definition of Anti-Corruption Laws.

“Fortress Incremental Amount” has the meaning set forth in the definition of Available Closing Cash.

“Healthcare Laws” means all Laws relating to patient care or human health and safety, including, as amended from time to time, any such Law pertaining to the research (including preclinical, nonclinical and clinical research or studies), development, testing, manufacture, storing, distribution, approval, labeling, marketing, pricing, third-party reimbursement or sale of medical devices, including (i) the FDCA, and (ii) all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L. 114-255), and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, TRICARE (10 U.S.C. Section 1071 et seq.), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related to the reporting of manufacturer payments or transfers of value to health care professionals, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents, and any other requirements of Law relating to the Business.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means any and all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates or extensions of any of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts or identifiers, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”), (c) copyrights and rights in works of authorship, design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”), (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions, processes and formulae, whether patentable or not, (e) rights in or to Software or other technology, (f) rights in databases and compilations, including rights in data and collections of data, whether machine readable or otherwise and (g) any subject matter of any of the foregoing, tangible embodiments of any of the foregoing and any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intermediate Merger Exchange Ratio” means (a) the Aggregate Intermediate Merger Closing Merger Consideration, divided by (b) the Fully Diluted Company Capitalization.

“Key Employee” means any individual employed by, or otherwise providing services to, the Company or any of its Subsidiaries with the title of “vice president” or above, or who directly reports to, or is, the Chief Executive Officer (or similar role).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, ordinance, treaty, rule, code, regulation, order or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts and liabilities, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, covenant not to sue granted to a third party, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Merger Consideration Per Fully Diluted Share” means (a) with respect to each share of Company Common Stock issued and outstanding as of immediately prior to the Intermediate Merger Effective Time, a number of shares of Pubco Common Stock equal to the Intermediate Merger Exchange Ratio, and (b) with respect to each share of Company Preferred Stock issued and outstanding as of immediately prior to the Intermediate Merger Effective Time, a number of shares of Pubco Common Stock equal to (i) the aggregate number of shares of Company Common Stock that would be issued upon conversion of such issued and outstanding share of Company Preferred Stock into Company Common Stock based on the applicable conversion ratio immediately prior to the Intermediate Merger Effective Time, in accordance with the Company’s Governing Documents, as set forth in the Allocation Schedule, multiplied by (ii) the Intermediate Merger Exchange Ratio.

“Net Closing Cash” means (a) the Available Closing Cash minus (b) the Unpaid Expenses.

“Net Closing Cash Percentage” means the percentage obtained by the following calculation: (a) $100,000,000, minus Net Closing Cash, divided by (b) $30,000,000; provided, that (i) if Net Closing Cash equal or exceeds $100,000,000, then the Net Closing Cash Percentage shall be deemed to be zero and (ii) the Net Closing Cash Percentage shall not exceed one hundred percent (100%).

“New Equity Incentive Fees” means the New Equity Incentive Plan Fees and the New ESPP Fees.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company or any of its Subsidiaries on a non-exclusive basis under standard terms and conditions.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, restrictions or requirements pursuant to any Law, order, or directive of or by any Governmental Entity in connection with or in respect of COVID-19 or any other pandemic, epidemic, public health emergency or virus or disease outbreak.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, Consents, authorizations, clearances, licenses, registrations, permits or certificates of or issued by a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s or its Subsidiaries’ use or occupancy of such real property for the operation of the Business, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property for the operation of the Business and do not prohibit or materially interfere with the Company’s or its Subsidiaries’ use or occupancy of such real property for the operation of the Business, (e) in the case of the Leased Real Property, any Lien granted by any lessor, developer or third-party on any fee interest underlying the Leased Real Property with respect to which the Company or any Subsidiary had no approval right, (f) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (g) non-exclusive grants by the Company or its Subsidiaries of Intellectual Property Rights in the ordinary course of business consistent with past practice and that are not material to the Company or any of its Subsidiaries and (h) other Liens that do not materially and adversely affect the value, use, enforceability or operation of the asset subject thereto or, in the aggregate, materially impair the conduct of the Business.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data in the Company’s possession, custody, or control, that identifies, or that could reasonably be used to identify, individually or in combination with any other data, any natural person or device or household or that is subject to regulation by Privacy Laws.

“Pre-Closing CPUH Stockholders” means the holders of CPUH Common Stock at any time prior to the CPUH Merger Effective Time.

“Privacy Laws” means all applicable Laws that govern the Processing of Personal Data or governing data privacy or data or security breach notification.

“Proceeding” means any claim, lawsuit, litigation, action, audit, inspection, complaint, proceeding, suit, arbitration or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“Pubco Common Stock” means common stock, $0.0001 par value, of Pubco.

“Pubco Stockholder Approval” means the approval of this Agreement, the Ancillary Documents to which Pubco is or will be a party and the transactions contemplated hereby and thereby (including the Mergers), by the Company, as the sole stockholder of Pubco.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, as amended from time to time and pursuant to which the Company or, if applicable, any of its Subsidiaries, leases, sub-leases or licenses any real property.

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of the CPUH Certificate of Incorporation.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Regulatory Permits” means all Permits granted by the FDA or any comparable Governmental Entity to the Company or any of its Subsidiaries, including investigational device exemptions, institutional review board approvals, marketing authorizations, clinical trial authorizations and ethical reviews, or their national or foreign equivalents.

“Related Party Termination Approval” means any and all notices, approvals or consents required in connection with the termination or settlement of the Related Party Contracts and accounts set forth on Section 5.2(a) of the Company Disclosure Schedules without any further obligations or liabilities to the Company or any of its Affiliates (including, from and after the Intermediate Merger Effective Time, the Surviving Corporation).

“Representatives” means, with respect to a Person, such Person’s directors, officers and employees, and legal, financial, internal and independent accounting and other advisors and representatives.

“Required Governing Document Proposals” means the approval of the Pubco Governing Documents, in each case in the forms mutually agreed upon by CPUH and the Company, and each corporate governance provision included in the Pubco Governing Documents that is not currently included in the Governing Documents of CPUH, effected thereby that is required to be separately approved, including any separate or unbundled advisory proposals as are required to implement the foregoing.

“Requisite CPUH Warrantholder Approval” means the vote or written consent of the registered holders of at least fifty percent (50%) of the then outstanding CPUH Public Warrants to amend the CPUH Public Warrants to permit the conversion or exchange of CPUH Public Warrants for Pubco Common Stock at the CPUH Merger Effective Time at an exchange ratio mutually agreed upon by CPUH, Pubco and the Company.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Entity List, Denied Persons List, Unverified List or Military End User List, or the U.S. Department of State’s Debarred List.

“Runway Loan Documents” means the “Loan Documents” as defined in that certain Amended and Restated Loan and Security Agreement, dated as of December 30, 2021, as amended on June 9, 2022 and September 15, 2022, among Allurion Technologies, Inc., the other borrowers party thereto from time to time, the lenders party thereto from time to time and Runway Growth Finance Corp, as administrative agent and collateral agent for the lenders party thereto.

“Sanctioned Jurisdiction” means a country or territory that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia).

“Sanctioned Person” means any Person subject to Sanctions, including as a result of being (a) listed in any Sanctions-related prohibited or restricted party list of sanctioned Persons, including those maintained by the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the Department of State), the United Kingdom, or the European Union; (b) located, organized, or resident in a Sanctioned Jurisdiction; or (c) directly or indirectly owned fifty percent (50%) or more or controlled, individually or in the aggregate, by one or more Persons described in the foregoing clauses (a) and/or (b).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic or financial sanctions and trade embargoes (“Sanctions”), including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, and the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the CPUH Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing and, to the extent embodied in any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (c) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Company Support Stockholder” means any Person that signs the Company Support Agreement after the execution of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other similar charges imposed by a Governmental Entity in the nature of a tax, together with any interest, deficiencies, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations or claims for refund, together with any schedules thereto or amendments thereof, relating to Taxes filed or required to be filed with any Governmental Entity.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of the relevant determination date.

“Unpaid CPUH Expenses” means the CPUH Expenses that are unpaid as of the relevant determination date.

“Unpaid Expenses” means the Unpaid CPUH Expenses and Unpaid Company Expenses, in each case, as of immediately prior to the Intermediate Merger Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Intermediate Merger Effective Time that is not a Vested Company Option.

“Unvested Company RSU Award” means each Company RSU Award outstanding as of immediately prior to the Intermediate Merger Effective Time that is not a Vested Company RSU Award.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Intermediate Merger Effective Time that is vested as of such time or will be vested as of the Intermediate Merger Effective Time in connection with the consummation of the transactions contemplated hereby.

“Vested Company RSU Award” means each Company RSU Award outstanding as of immediately prior to the Intermediate Merger Effective Time that is vested as of such time or will be vested as of the Intermediate Merger Effective Time in connection with the consummation of the transactions contemplated hereby.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Warrant Agreement” means the Warrant Agreement, dated as of February 4, 2021, by and between CPUH and Continental Stock Transfer & Trust Company, as warrant agent.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case, that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Section 1.2 Certain Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Company Financial Statements	Section 5.7
Additional Share Conversion	Recitals
Aggregate CPUH Merger Consideration	Section 2.1(a)(xi)
Agreement	Preamble
Allocation Schedule	Section 2.4
Assumed Warrant	Section 2.6(a)
Audited Company Financial Statements	Section 3.5(a)
CARES Act	Section 3.17(o)
Certificates	Section 2.1(a)(xv)
Certificates of Merger	Section 2.1(a)(vi)
Change of Control	Section 2.2(c)
Chardan	Recitals
Chardan Commitment Letter	Recitals
Chardan Equity Line	Recitals
Closing Date	Section 2.3
Closing Filing	Section 5.4(b)
Closing Press Release	Section 5.4(b)
Closings	Section 2.3
Company	Preamble
Company Board	Recitals
Company Certificates	Section 2.1(a)(xv)
Company D&O Persons	Section 5.16(a)
Company D&O Tail Policy	Section 5.16(c)
Company Dissenting Shares	Section 2.9(a)
Company Financial Statements	Section 3.5(a)
Company Maximum Amount	Section 5.16(c)
Company Related Party	Section 3.20
Company Related Party Transactions	Section 3.20
Company Stockholder Written Consent	Section 5.14
Company Stockholder Written Consent Deadline	Section 5.14
Company Support Agreement	Recitals
Contingency Consideration	Section 2.2(a)(ii)
Contingency Consideration Tax Treatment	Section 2.2(f)
Contingency Shares	Section 2.2(a)
Convertible Notes Conversion	Section 2.6(b)
CPUH	Preamble
CPUH Board	Recitals
CPUH Certificate of Merger	Section 2.1(a)(iv)
CPUH Certificates	Section 2.1(a)(xi)
CPUH D&O Persons	Section 5.15(a)
CPUH D&O Tail Policy	Section 5.15(c)
CPUH Dissenting Shares	Section 2.9(b)
CPUH Financial Statements	Section 4.13(d)
CPUH Maximum Amount	Section 5.15(c)
CPUH Merger	Recitals

CPUH Merger Closing	Section 2.3
CPUH Merger Effective Time	Section 2.1(a)(iv)
CPUH Related Party	Section 4.9
CPUH Related Party Transactions	Section 4.9
CPUH SEC Reports	Section 4.7
CPUH Stockholders Meeting	Section 5.8
Creator	Section 3.14(e)
DGCL	Recitals
DLLCA	Section 2.1(a)(iii)
Earnout Period	Section 2.2(a)(i)
Enforceability Exceptions	Section 3.3(a)
Exchange Agent	Section 2.7(a)
Exchange Agent Agreement	Section 2.7(a)
Exchange Fund	Section 2.7(c)
Extinguishable Sponsor Loan Excess	Section 5.11
FCPA	Section 1.1
FDCA	Section 3.24(c)
Fees and Expenses	Section 8.6
Final Merger	Recitals
Final Merger Certificate of Merger	Section 2.1(a)(vi)
Final Merger Closing	Section 2.3
Final Merger Effective Time	Section 2.1(a)(vi)
First Level Contingency Consideration	Section 2.2(a)(i)
First Share Target	Section 2.2(a)(i)
Fortress	Recitals
Fortress Bridging Agreement	Recitals
Fortress Credit Agreement	Recitals
Fortress Financing	Recitals
Goodwin Procter	Section 8.19(a)
Goodwin Procter Privileged Communications	Section 8.19(a)
Goodwin Procter Waiving Parties	Section 8.19(a)
Goodwin Procter WP Group	Section 8.19(a)
Government Contracts	Section 3.25
Government Funded IP	Section 3.14(l)
HSR Fee	Section 5.2(a)
Incremental Convertible Equity Securities	Section 5.26
Incremental Financing	Section 5.26
Incremental Financing Excess Amount	Section 1.1
Incremental Financing Outside Date	Section 5.26
Independent Director	Section 5.17(a)
Initial Company Support Stockholders	Recitals
Intended Tax Treatment	Recitals
Interim Period	Section 5.1(a)
Intermediate Certificate of Merger	Section 2.1(a)(v)
Intermediate Merger	Recitals
Intermediate Merger Closing	Section 2.3

Intermediate Merger Effective Time	Section 2.1(a)(v)
Intermediate Surviving Corporation	Recitals
Investor Rights Agreement	Recitals
Investors	Recitals
IPO	Section 8.18
Leased Real Property	Section 3.19(b)
Letter of Transmittal	Section 2.7(b)
Licensed Patents	Section 3.14(a)
Material Contracts	Section 3.8(a)
Material Permits	Section 3.7
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Recitals
Net Closing Cash Condition	Section 6.1(h)
New Equity Incentive Plan	Section 5.7
New Equity Incentive Plan Fees	Section 5.7
New ESPP	Section 5.22
New ESPP Fees	Section 5.22
Non-Redemption Agreement	Recitals
Officers	Section 5.17(b)
Parties	Preamble
Party	Preamble
Permitted Transfer	Section 2.2(e)
PIPE Financing	Recitals
Privacy and Data Security Policies	Section 3.21(a)
Privacy Requirements	Section 3.21(a)
Prospectus	Section 8.18
Proxy Statement/Prospectus	Section 5.7
Pubco	Preamble
Pubco Board	Recitals
Pubco Governing Documents	Section 5.19(a)
Pubco Stockholder Written Consent	Section 5.9(b)
Pubco Warrant	Section 2.1(a)(xii)
Registration Statement	Section 5.7
Registration Statement Expenses	Section 5.7
Registration Statement/Proxy Statement	Section 5.7
Related Party Contract	Section 3.20
Required Transaction Proposals	Section 5.8
Resale Registration Statement	Section 5.7
Revenue Interest Financing Agreement	Recitals
Rollover Option	Section 2.5(a)
Rollover RSU	Section 2.5(b)
RTW	Recitals
Second Level Contingency Consideration	Section 2.2(a)(ii)
Second Share Target	Section 2.2(a)(ii)

Share Targets	Section 2.2(a)(ii)
Signing Filing	Section 5.4(b)
Signing Press Release	Section 5.4(b)
Skadden	Section 8.19(b)
Skadden Privileged Communications	Section 8.19(b)
Skadden Waiving Parties	Section 8.19(b)
Skadden WP Group	Section 8.19(b)
Sponsor	Recitals
Sponsor Loan Equity Conversion Cap	Section 5.11
Sponsor Loan Excess	Section 5.11
Sponsor Loans	Section 5.11
Sponsor Recapitalization	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreement Enforcement	Section 5.18
Subscription Agreement Enforcement Expenses	Section 5.18
Subscription Agreements	Recitals
Subsidiary Securities	Section 3.4(b)
Surviving Corporation	Recitals
Surviving Subsidiary Company	Recitals
Termination Date	Section 7.1(d)
Transaction Litigation	Section 5.21
Trust Account	Section 8.18
Trust Account Released Claims	Section 8.18
Trust Agreement	Section 4.8
Trustee	Section 4.8
Unaudited Company Financial Statements	Section 3.5(a)
VWAP	Section 2.2(a)(i)
Warrant Assumption Agreement	Recitals
Warrantholder Solicitation Expenses	Section 5.25

Article 2
THE MERGERS

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur as set forth in Section 2.1(a):

(a) Mergers.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date and at the CPUH Merger Effective Time, CPUH shall merge with and into Pubco in the CPUH Merger. Following the CPUH Merger Effective Time, the separate existence of CPUH shall cease and Pubco shall continue as the Surviving Corporation.

(ii) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date and at the Intermediate Merger Effective Time, Merger Sub I shall merge with and into the Company in the Intermediate Merger. Following the Intermediate Merger Effective Time, the separate existence of Merger Sub I shall cease and the Company shall continue as the Intermediate Surviving Corporation (and a wholly-owned Subsidiary of the Surviving Corporation).

(iii) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), on the Closing Date and at the Final Merger Effective Time, the Intermediate Surviving Corporation shall merge with and into Merger Sub II in the Final Merger. Following the Final Merger Effective Time, the separate existence of the Intermediate Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Subsidiary Company (and a wholly-owned Subsidiary of the Surviving Corporation).

(iv) At the CPUH Merger Closing and immediately following the Sponsor Recapitalization and the Additional Share Conversion, the Parties shall cause the CPUH Merger to be consummated by causing a certificate of merger with respect to the CPUH Merger, in a form reasonably satisfactory to and previously approved by the Company and CPUH (the “CPUH Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and shall make all other filings and recordings required under the DGCL (the date and time the CPUH Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware, or such later date or time as may be agreed by CPUH and the Company in writing and specified in the CPUH Certificate of Merger, the “CPUH Merger Effective Time”).

(v) At the Intermediate Merger Closing and at least three (3) hours following the CPUH Merger Effective Time, the Parties shall cause the Intermediate Merger to be consummated by causing a certificate of merger with respect to the Intermediate Merger, in a form reasonably satisfactory to and previously approved by the Company and CPUH (the “Intermediate Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and shall make all other filings and recordings required under the DGCL (the date and time the Intermediate Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware, or such later date or time as may be agreed by CPUH and the Company in writing and specified in the Intermediate Certificate of Merger, the “Intermediate Merger Effective Time”).

(vi) At the Final Merger Closing, immediately following the Intermediate Merger Effective Time, the Parties shall cause the Final Merger to be consummated by causing a certificate of merger with respect to the Final Merger, in a form reasonably satisfactory to and previously approved by the Company and CPUH (the “Final Merger Certificate of Merger” and, collectively with the CPUH Certificate of Merger and the Intermediate Certificate of Merger, the “Certificates of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, and shall make all other filings and recordings required under the DGCL and the DLLCA (the date and time the Final Merger Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware, or such later date or time as may be agreed by CPUH and the Company in writing and specified in the Final Merger Certificate of Merger, the “Final Merger Effective Time”).

(vii) At the Intermediate Merger Effective Time, the Governing Documents of Merger Sub I as in effect immediately prior to the Intermediate Merger Effective Time shall be the Governing Documents of the Intermediate Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law. At the Final Merger Effective Time, the Governing Documents of Merger Sub II as in effect immediately prior to the Final Merger Effective Time shall be the Governing Documents of the Surviving Subsidiary Company, in each case, until thereafter changed or amended as provided therein or by applicable Law (except that all references therein to Merger Sub II shall be changed to refer to “Allurion Technologies, LLC”).

(viii) From and after the Intermediate Merger Effective Time, the directors and officers of the Company immediately prior to the Intermediate Merger Effective Time shall be the initial directors and officers of the Intermediate Surviving Corporation, each to hold office in accordance with the Governing Documents of the Intermediate Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of such Person’s death, resignation or removal in accordance with the Governing Documents of the Intermediate Surviving Corporation. From and after the Final Merger Effective Time, the Persons identified as the initial managers and officers of the Surviving Subsidiary Company as set forth on Section 2.1(a)(viii) of the Company Disclosure Schedule, shall be the managers and officers (and in the case of such officers, holding such positions as set forth across such Person’s name on Section 2.1(a)(viii) of the Company Disclosure Schedule) of the Surviving Subsidiary Company, each to hold office in accordance with the Governing Documents of the Surviving Subsidiary Company until their respective successors shall have been duly elected or appointed and qualified, or until the earlier of such Person’s death, resignation or removal in accordance with the Governing Documents of the Surviving Subsidiary Company.

(ix) From and after the CPUH Merger Effective Time, the Persons identified as the initial directors and officers of the Surviving Corporation after the CPUH Merger Effective Time, in accordance with the provisions of Section 5.17, shall be the directors and officers (and in the case of such officers, holding such positions as set forth across such Person’s name on Section 5.17(d) of the Company Disclosure Schedules), respectively, of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of such Person’s death, resignation or removal.

(x) Immediately prior to the CPUH Merger Effective Time, by virtue of the CPUH Merger and without any action on the part of any Party or any other Person, each CPUH Unit outstanding immediately prior to the CPUH Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of Class A Common Stock and one-quarter of a CPUH Warrant in accordance with the terms of the applicable CPUH Unit, which such underlying shares of Class A Common Stock and CPUH Warrants shall be adjusted in accordance with the applicable terms of Section 2.1(a)(xi) and Section 2.1(a)(xii), respectively.

(xi) Immediately following the separation of each CPUH Unit in accordance with Section 2.1(a)(x) and at the CPUH Merger Effective Time, by virtue of the CPUH Merger and without any action on the part of any Party or any other Person, each share of Class A Common Stock issued and outstanding immediately prior to the CPUH Merger Effective Time (other than the CPUH Dissenting Shares, the CPUH Redemption Shares and the shares of CPUH Common Stock to be cancelled and extinguished in accordance with Section 2.1(a)(xiii) below) shall automatically be cancelled and extinguished and be converted into the right to receive 1.420455 shares of Pubco Common Stock (collectively, the “Aggregate CPUH Merger Consideration”). At the CPUH Merger Effective Time, by virtue of the CPUH Merger and without any action on the part of any holder thereof, each share of capital stock of Pubco issued and outstanding immediately prior to the CPUH Merger Effective Time shall be redeemed by Pubco for par value. From and after the CPUH Merger Effective Time, the holder(s) of certificates (the “CPUH Certificates”), if any, evidencing ownership of shares of CPUH Common Stock and the shares of CPUH Common Stock held in book-entry form issued and outstanding immediately prior to the CPUH Merger Effective Time shall each cease to have any rights with respect to such shares of CPUH Common Stock except as otherwise expressly provided for herein or under applicable Law. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of shares of Pubco Common Stock that each holder of CPUH Common Stock will have a right to receive pursuant to this Section 2.1(a)(xi) will be rounded down to the nearest whole share.

(xii) Immediately following the separation of each CPUH Unit in accordance with Section 2.1(a)(x) and at the CPUH Merger Effective Time, by virtue of the CPUH Merger and without any action on the part of any Party or any other Person, each CPUH Public Warrant outstanding immediately prior to the CPUH Merger Effective Time shall cease to be a warrant with respect to CPUH Common Stock and shall be assumed by the Surviving Corporation pursuant to the Warrant Assumption Agreement (each, a “Pubco Warrant”) on substantially the same terms as were in effect immediately prior to the CPUH Merger Effective Time under the terms of the Warrant Agreement (including any repurchase rights and cashless exercise provisions). CPUH, Pubco and the Surviving Corporation shall take all lawful action to effect the aforesaid provisions of this Section 2.1(a)(xii), including seeking the Requisite CPUH Warrantholder Approval and entering into the Warrant Assumption Agreement.

(xiii) At the CPUH Merger Effective Time, by virtue of the CPUH Merger and without any action on the part of any Party or any other Person, each share of CPUH Common Stock held immediately prior to the CPUH Merger Effective Time by CPUH as treasury stock or held by any Subsidiary of CPUH shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(xiv) At the Intermediate Merger Effective Time, by virtue of the Intermediate Merger and without any action on the part of any Party or any other Person (including the Company or Merger Sub I), each share of capital stock of Merger Sub I issued and outstanding immediately prior to the Intermediate Merger Effective Time shall be converted into one share of common stock, par value $0.0001, of the Intermediate Surviving Corporation.

(xv) At the Intermediate Merger Effective Time, by virtue of the Intermediate Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled in accordance with clause (xvi) and any Company Dissenting Shares) issued and outstanding as of immediately prior to the Intermediate Merger Effective Time (including Company Shares issued in the Convertible Notes Conversion) shall be canceled and extinguished and be converted into the right to receive a number of shares of Pubco Common Stock equal to the Merger Consideration Per Fully Diluted Share. From and after the Intermediate Merger Effective Time, the holder(s) of certificates (the “Company Certificates” and, together with the CPUH Certificates, the “Certificates”), if any, evidencing ownership of Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Intermediate Merger Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(xvi) At the Intermediate Merger Effective Time, by virtue of the Intermediate Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Intermediate Merger Effective Time by the Company as treasury stock or held by any Subsidiary of the Company shall be canceled and extinguished, and no consideration shall be paid with respect thereto, and the shares described in this clause (xvi) shall not constitute “Company Shares” hereunder.

(xvii) At the Final Merger Effective Time, by virtue of the Final Merger and without any action on the part of any Party or any other Person (including the Surviving Corporation, the Intermediate Surviving Corporation or Merger Sub II), (A) each share of common stock, par value $0.0001 per share, of the Intermediate Surviving Corporation issued and outstanding immediately prior to the Final Merger Effective Time shall be cancelled and shall cease to exist and (B) each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Final Merger Effective Time shall remain outstanding as a limited liability company interest of the Surviving Subsidiary Company.

(xviii) At the Final Merger Effective Time, by virtue of the Final Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.0001 per share, of the Intermediate Surviving Corporation held immediately prior to the Final Merger Effective Time by the Intermediate Surviving Corporation as treasury stock or held by any Subsidiary of the Intermediate Surviving Corporation shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(xix) Notwithstanding clause (xi) above or any other provision of this Agreement to the contrary, if there are any CPUH Redemption Shares, such CPUH Redemption Shares shall not be exchanged pursuant to clause (xi) above but shall immediately prior to the CPUH Merger Effective Time be canceled and shall cease to exist and shall thereafter be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the CPUH Organizational Documents, the Trust Agreement and the Registration Statement/Proxy Statement.

(b) The Amended and Restated Certificate of Incorporation of the Surviving Corporation and the Amended and Restated Bylaws of the Surviving Corporation, in the forms mutually agreed upon by CPUH, Pubco and the Company, shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the CPUH Merger Effective Time, until thereafter amended as provided therein and under the DGCL.

(c) The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and DLLCA, as applicable.

Section 2.2 Contingency Consideration

(a) Following the Closings, subject to the terms and conditions set forth herein, in addition to the consideration to be received pursuant to Section 2.1(a)(xv), 2.5 and 2.6 and as part of the overall Aggregate Consideration, each Eligible Company Equityholder (in accordance with his, her or its Contingency Pro Rata Shares) shall be issued additional shares of Pubco Common Stock (the “Contingency Shares”), as follows:

(i) 4,500,000 Contingency Shares, in the aggregate, if, from the period beginning on the date on which the Surviving Corporation’s registration statement on Form S-1 with respect to the resale of any Pubco Common Stock issued pursuant to the PIPE Financing is declared effective by the SEC until the date which is five (5) calendar years after the Closing Date (such period, the “Earnout Period”), the volume weighted average price of shares of Pubco Common Stock on NYSE, or any other national securities exchange on which the shares of Pubco Common Stock are then traded (“VWAP”), is greater than or equal to fifteen dollars ($15.00) over any twenty (20) trading days within any consecutive thirty (30) trading day period (the “First Share Target”) (such Contingency Shares, the “First Level Contingency Consideration”);

(ii) an additional 4,500,000 Contingency Shares, in the aggregate, if, during the Earnout Period, the VWAP is greater than or equal to twenty dollars ($20.00) over any twenty (20) trading days within any consecutive thirty (30) trading day period (the “Second Share Target” and collectively with the First Share Target, the “Share Targets”) (such Contingency Shares, the “Second Level Contingency Consideration” and, collectively with the First Level Contingency Consideration, the “Contingency Consideration”).

For the avoidance of doubt, each of the First Level Contingency Consideration and the Second Level Contingency Consideration is issuable only once in accordance with the terms of this Section 2.2(a), and the maximum amount of Contingency Consideration is 9,000,000 Contingency Shares, in the aggregate.

(b) If either of the Share Targets shall have been achieved, then within ten (10) Business Days following the achievement of the applicable Share Target (which may be achieved at the same time or over the same or overlapping trading days), the Surviving Corporation shall issue the applicable Contingency Consideration to each Eligible Company Equityholder as specified on the Allocation Schedule. For the avoidance of doubt, in the event that neither of the Share Targets shall have been achieved, no Eligible Company Equityholder shall be entitled to any Contingency Consideration.

(c) Following the Closings, if a Change of Control of the Surviving Corporation shall occur during the Earnout Period, then any Contingency Consideration that remains unissued as of immediately prior to the consummation of such Change of Control shall immediately become payable and the Eligible Company Equityholders shall be entitled to receive such Contingency Consideration prior to the consummation of such Change of Control. Any Contingency Consideration shall be payable to the Eligible Company Equityholders as specified on the Allocation Schedule. For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to the Surviving Corporation upon:

(i) the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of more than fifty percent (50%) of the assets of the Surviving Corporation and its Subsidiaries taken as a whole; or

(ii) a merger, consolidation or other business combination of the Surviving Corporation (or any Subsidiary or Subsidiaries that alone or together represent more than fifty percent (50%) of the consolidated business of the Surviving Corporation at that time) or any successor or other entity holding, directly or indirectly, fifty percent (50%) or more of all the assets of the Surviving Corporation and its Subsidiaries that results in the stockholders of the Surviving Corporation (or such Subsidiary or Subsidiaries) or any successor or other entity holding, directly or indirectly, fifty percent (50%) or more of the assets of the Surviving Corporation and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than fifty percent (50%) of the voting power of the Surviving Corporation (or such Subsidiary or Subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions.

(d) The Contingency Consideration and the Share Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Pubco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Pubco Common Stock, occurring on or after the date hereof and prior to the time any such Contingency Consideration is delivered to the Eligible Company Equityholders, if any.

(e) The right of the Eligible Company Equityholders to receive the Contingency Consideration (i) is solely a contractual right and will not be evidenced by a certificate and does not constitute a security or other instrument, (ii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than upon written notice to the Surviving Corporation pursuant to a Permitted Transfer, and (iii) does not give the Eligible Company Equityholders any right to receive interest payments. There is no guaranty or other assurance of any kind that any Contingency Consideration will be payable hereunder (regardless of any projections, models, forecasts or any other financial data generated by, or provided to, the Company, CPUH, Pubco, the Surviving Corporation or their respective Affiliates or Representatives). For purposes of this Agreement, “Permitted Transfer” means (A) a transfer on death by will or intestacy, (B) a transfer by instrument to an inter vivos or testamentary trust for beneficiaries upon the death of the trustee, (C) a transfer made pursuant to an order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation), (D) a transfer by a partnership or limited liability company through a distribution to its partners or members, as applicable, in each case without consideration, (E) a transfer by a Person to such Person’s Affiliate, or (F) a transfer made by operation of law (including a consolidation or merger) or as pursuant to the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

(f) The Parties agree that for U.S. federal income (and any other applicable) Tax purposes (i) the issuance of Contingency Consideration pursuant to this Section 2.2 shall be treated as an adjustment to the Aggregate Intermediate Merger Closing Merger Consideration and (ii) the issuance of the Contingency Consideration pursuant to this Section 2.2 is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521 (collectively, the “Contingency Consideration Tax Treatment”). The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Contingency Consideration Tax Treatment unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

Section 2.3 Closing of the Transactions Contemplated by this Agreement. The closing of the CPUH Merger (the “CPUH Merger Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 (or electronically by exchange of the closing deliverables by the means provided in Section 8.11) immediately following the Sponsor Recapitalization and immediately prior to the filing of the CPUH Certificate of Merger, on the date which is the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closings, but subject to the satisfaction or waiver of such conditions), or at such other place, date or time as CPUH and the Company may agree in writing (the “Closing Date”). The closing of the Intermediate Merger (the “Intermediate Merger Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 (or electronically by exchange of the closing deliverables by the means provided in Section 8.11) at least three (3) hours after, but on the same day as, the CPUH Merger Closing, and immediately prior to the filing of the Intermediate Certificate of Merger, on the Closing Date, or at such other place, date or time as CPUH and the Company may agree in writing. The closing of the Final Merger (the “Final Merger Closing” and, collectively with the CPUH Merger Closing and the Intermediate Merger Closing, the “Closings”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 (or electronically by exchange of the closing deliverables by the means provided in Section 8.11) immediately following the Intermediate Merger Closing and immediately prior to the filing of the Final Merger Certificate of Merger on the Closing Date, or at such other place, date or time as CPUH and the Company may agree in writing.

Section 2.4 Allocation Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to CPUH an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Equity Securities held by each Company Stockholder or holder of Company Options, Company RSU Awards, Company Warrants and Company Convertible Notes, as applicable, the number of shares of Company Common Stock subject to each Company Option, Company RSU Award, Company Warrant or Company Convertible Note, as applicable, held by each holder thereof as of immediately prior to the Intermediate Merger Effective Time, as well as whether (i) each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Intermediate Merger Effective Time and (ii) each such Company RSU Award will be a Vested Company RSU Award or an Unvested Company RSU Award as of immediately prior to the Intermediate Merger Effective Time, and, in the case of the Company Options and the Company Warrants, as applicable, the exercise price thereof, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (b) the number of shares of Pubco Common Stock that will be subject to each Rollover Option, Rollover RSU and Assumed Warrant and the exercise price of each such Rollover Option and Company Warrant at the Intermediate Merger Effective Time, in each case, determined in accordance with Section 2.5 and Section 2.6, as applicable, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (c) the portion of the Aggregate Intermediate Merger Closing Merger Consideration allocated to each Company Stockholder pursuant to Section 2.1(a)(xv), as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (d) the portion of the Aggregate Intermediate Merger Closing Merger Consideration allocated to each holder of a Company Convertible Note pursuant to Section 2.6(b), as well as reasonably detailed calculations with respect to the components and subcomponents thereof and (e) the Contingency Pro Rata Share for each Eligible Company Equityholder, in the event that any Contingency Consideration becomes payable, as well as reasonably detailed calculations with respect to the components and subcomponents thereof. The Company will review any comments to the Allocation Schedule provided by CPUH or any of its Affiliates or Representatives and consider in good faith and incorporate any reasonable comments proposed by CPUH or any of its Affiliates or Representatives to correct inaccuracies or otherwise clarify any information contained in the Allocation Schedule. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of shares of Pubco Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.1(a)(xv) will be rounded down to the nearest whole share.

Section 2.5 Treatment of Company Equity Awards.

(a) At the Intermediate Merger Effective Time, by virtue of the Intermediate Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(d)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase shares of Company Common Stock and shall be converted into an option to purchase shares of Pubco Common Stock (each, a “Rollover Option”) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each Rollover Option shall (i) be exercisable for, and represent the right to purchase, a number of shares of Pubco Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Intermediate Merger Effective Time, multiplied by (B) the Intermediate Merger Exchange Ratio, and (ii) have an exercise price per share of Pubco Common Stock (rounded up to the nearest whole cent) subject to such Rollover Option equal to (A) the exercise price per share of Company Common Stock applicable to the corresponding Company Option immediately prior to the Intermediate Merger Effective Time, divided by (B) the Intermediate Merger Exchange Ratio. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Intermediate Merger Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or the Ancillary Documents or for such other immaterial administrative or ministerial changes as the Pubco Board (or the compensation committee of the Pubco Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with (x) for any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code, and (y) in each case, the requirements of Section 409A of the Code.

(b) At the Intermediate Merger Effective Time, by virtue of the Intermediate Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(d)), each Company RSU Award (whether a Vested Company RSU Award or an Unvested Company RSU Award) shall be assumed by Pubco and converted into a restricted stock unit award denominated in shares of Pubco Common Stock (each, a “Rollover RSU”). Each Rollover RSU shall cover that number of shares of Pubco Common Stock equal to (A) the number of shares of Company Common Stock underlying the corresponding Company RSU Award immediately prior to the Intermediate Merger Effective Time, multiplied by (B) the Intermediate Merger Exchange Ratio (rounded down to the nearest whole share). Each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting and forfeiture provisions) that applied to the corresponding Company RSU Award immediately prior to the Intermediate Merger Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or the Ancillary Documents or for such other immaterial administrative or ministerial changes as the Pubco Board (or the compensation committee of the Pubco Board) may determine in good faith are appropriate to effectuate the administration of the Rollover RSU.

(c) At the Intermediate Merger Effective Time, Pubco shall assume the Company Equity Plans and (i) all Company Options and Company RSU Awards (whether vested or unvested) shall no longer be outstanding and shall automatically be converted into Rollover Options or Rollover RSUs, as applicable, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans, except as otherwise expressly provided for in this Section 2.5, and (ii) all shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plans shall automatically be cancelled.

(d) Prior to the Intermediate Merger Closing, the Company shall (i) deliver to the holders of the Company Options and Company RSU Awards notices, in a form reasonably acceptable to CPUH, setting forth the effect of the transactions contemplated by this Agreement on such holders’ rights and describing the treatment of such awards in accordance with this Section 2.5, and (ii) take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.5 (including, by way of example, obtaining any necessary consents, waivers or releases, adopting applicable resolutions, and amending the terms of the Company Equity Plans or any outstanding awards, in each case, to the extent required under the terms of the applicable Company Equity Plans).

Section 2.6 Treatment of Company Warrants and Company Convertible Notes.

(a) At the Intermediate Merger Effective Time, by virtue of the Intermediate Merger, each Company Warrant, to the extent outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Pubco Common Stock, in an amount and at an exercise price and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Intermediate Merger Effective Time (including applicable vesting conditions), except (i) each Assumed Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Pubco Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Warrant immediately prior to the Intermediate Merger Effective Time multiplied by the Intermediate Merger Exchange Ratio, rounded down to the nearest whole number of shares of Pubco Common Stock, (ii) the per share exercise price for the shares of Pubco Common Stock issuable upon exercise of such Assumed Warrant will be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Warrant was exercisable immediately prior to the Intermediate Merger Effective Time by the Intermediate Merger Exchange Ratio, rounded up to the nearest whole cent, (iii) for terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to such Company Warrant) and (iv) such other changes as the Pubco Board (or the compensation committee of the Pubco Board) may determine in good faith are appropriate to preserve the economic intent of the Company Warrants.

(b) Immediately prior to the Intermediate Merger Effective Time, the Company shall cause the outstanding principal and accrued but unpaid interest on the Company Convertible Notes to be converted into the applicable number of shares of Company Common Stock provided for under the terms of such Company Convertible Note (the “Convertible Notes Conversion”). All of the Company Convertible Notes converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to the Company Convertible Notes. Immediately following the Convertible Notes Conversion, at the Intermediate Merger Effective Time and by virtue of the Intermediate Merger, all shares of Company Common Stock issued in the Convertible Notes Conversion shall be canceled and converted into the right to receive Pubco Common Stock pursuant to Section 2.1(a)(xv).

Section 2.7 Closing Actions and Deliverables.

(a) At least three (3) Business Days prior to the Closing Date, CPUH shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging (i) Company Certificates, if any, representing the Company Shares, and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Intermediate Merger Effective Time, in each case for the portion of the Aggregate Intermediate Merger Closing Merger Consideration issuable in respect of such Company Shares pursuant to Section 2.1(a)(xv), and on the terms and subject to the other conditions set forth in this Agreement and (ii) CPUH Certificates, if any, representing the Class A Common Stock, and each share of Class A Common Stock held in book-entry form on the stock transfer books of CPUH immediately prior to the CPUH Merger Effective Time, in each case for the portion of the CPUH Merger Consideration issuable in respect of such shares of Class A Common Stock held pursuant to Section 2.1(a)(xi), and on the terms and subject to the other conditions set forth in this Agreement.

(b) At least three (3) Business Days prior to the Closing Date, the Company and Pubco shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders and each Pre-Closing CPUH Stockholder a letter of transmittal in a customary form to be mutually agreed between the Parties and related instructions (which instructions shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent (a “Letter of Transmittal”)).

(c) At or prior to the CPUH Merger Effective Time, Pubco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the applicable Pre-Closing CPUH Stockholders and for exchange in accordance with this Section 2.7 through the Exchange Agent, evidence of Pubco Common Stock in book-entry form representing the portion of the Aggregate CPUH Merger Consideration issuable pursuant to Section 2.1(a)(xi) in exchange for the shares of Class A Common Stock outstanding immediately prior to the CPUH Merger Effective Time. At or prior to the Intermediate Merger Effective Time, Pubco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.7 through the Exchange Agent, evidence of Pubco Common Stock in book-entry form representing the portion of the Aggregate Intermediate Merger Closing Merger Consideration issuable pursuant to Section 2.1(a)(xv) in exchange for the applicable Company Shares outstanding immediately prior to the Intermediate Merger Effective Time. All shares in book-entry form representing the portion of the Aggregate CPUH Merger Consideration and Aggregate Intermediate Merger Closing Merger Consideration issuable pursuant to Section 2.1(a)(xi) and Section 2.1(a)(xv), respectively, deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d) Each Company Stockholder whose Company Shares have been converted into the right to receive a portion of the Aggregate Intermediate Merger Closing Merger Consideration pursuant to Section 2.1(a)(xv) shall be entitled to receive the portion of the Aggregate Intermediate Merger Closing Merger Consideration to which he, she or it is entitled on the date provided in Section 2.7(f) upon (i) surrender of a Company Certificate representing Company Shares, if any (or affidavit of loss, in lieu thereof, in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent, or (ii) delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Company Common Stock held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) Each Pre-Closing CPUH Stockholder whose shares of Class A Common Stock have been converted into the right to receive a portion of the Aggregate CPUH Merger Consideration pursuant to Section 2.1(a)(xi) shall be entitled to receive the portion of the Aggregate CPUH Merger Consideration to which he, she or it is entitled on the date provided in Section 2.7(f) upon (i) surrender of a CPUH Certificate representing CPUH Common Stock (which, if applicable, may be the certificates that formerly represented shares of Class B Common Stock that converted into such shares of Class A Common Stock pursuant to the Sponsor Recapitalization), if any (or affidavit of loss, in lieu thereof, in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent, or (ii) delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Class A Common Stock held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(f) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss, in lieu thereof, in the form required by the Letter of Transmittal) or an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), as applicable, is delivered to the Exchange Agent in accordance with Section 2.7(d) or Section 2.7(e), as applicable, (i) at least one (1) Business Day prior to the Closing Date, then Pubco and the Company (or the Surviving Corporation or the Surviving Subsidiary Company, as applicable) shall take all necessary actions to cause the applicable portion of the Aggregate Intermediate Merger Closing Merger Consideration or Aggregate CPUH Merger Consideration to be issued to the applicable Company Stockholder or Pre-Closing CPUH Stockholder, respectively, in book-entry form on the Closing Date, or (ii) less than one (1) Business Day prior to or on or after the Closing Date, then Pubco and the Company (or the Surviving Corporation or the Surviving Subsidiary Company, as applicable) shall take all necessary actions to cause the applicable portion of the Aggregate Intermediate Merger Closing Merger Consideration or Aggregate CPUH Merger Consideration to be issued to the applicable Company Stockholder or Pre-Closing CPUH Stockholder, respectively, in book-entry form within two (2) Business Days after such delivery.

(g) If any portion of the Aggregate Intermediate Merger Closing Merger Consideration or Aggregate CPUH Merger Consideration is to be issued to a Person other than the Company Stockholder or Pre-Closing CPUH Stockholder, as applicable, in whose name the surrendered Certificate is, or the transferred Company Shares or shares of Class A Common Stock, as applicable, in book-entry form are, registered, it shall be a condition to the issuance of the applicable portion of the Aggregate Intermediate Merger Closing Merger Consideration or Aggregate CPUH Merger Consideration, as applicable, that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, or such Company Shares or shares of Class A Common Stock, as applicable, in book-entry form shall be properly transferred, and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Shares or shares of Class A Common Stock, as applicable, in book-entry form, or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(h) No interest will be paid or accrued on the Aggregate Intermediate Merger Closing Merger Consideration or the Aggregate CPUH Merger Consideration (or any portion thereof).

(i) From and after the CPUH Merger Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.7, each share of Class A Common Stock (other than, for the avoidance of doubt, the CPUH Redeemed Shares, the CPUH Dissenting Shares and the shares of CPUH Common Stock cancelled in accordance with Section 2.1(a)(xiii)) shall solely represent the right to receive the portion of the Aggregate CPUH Merger Consideration to which such share of Class A Common Stock is entitled pursuant to Section 2.1(a)(xi).

(j) From and after the Intermediate Merger Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.7, each Company Share (other than, for the avoidance of doubt, the Company Dissenting Shares and the Company Shares cancelled in accordance with Section 2.1(a)(xvi)) shall solely represent the right to receive the portion of the Aggregate Intermediate Merger Closing Merger Consideration to which such Company Share is entitled pursuant to Section 2.1(a)(xv).

(k) At the CPUH Merger Effective Time, the stock transfer books of CPUH shall be closed and there shall be no transfers of Class A Common Stock that were outstanding immediately prior to the CPUH Merger Effective Time.

(l) At the Intermediate Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Intermediate Merger Effective Time.

(m) Any portion of the Exchange Fund that remains unclaimed by the Pre-Closing CPUH Stockholders or Company Stockholders, as applicable, twelve (12) months following the Closing Date shall be delivered by the Exchange Agent to the Surviving Corporation or as otherwise instructed by the Surviving Corporation, and any Pre-Closing CPUH Stockholder or Company Stockholder, respectively, as of immediately prior to the CPUH Merger Effective Time or the Intermediate Merger Effective Time, respectively, who has not exchanged his, her or its shares of Class A Common Stock or Company Shares, as applicable, for the applicable portion of the Aggregate CPUH Merger Consideration or the Aggregate Intermediate Merger Closing Merger Consideration, respectively, in accordance with this Section 2.7 prior to that time shall thereafter look only to the Surviving Corporation for the issuance of the applicable portion of the Aggregate CPUH Merger Consideration or Aggregate Intermediate Merger Closing Merger Consideration, respectively, without any interest thereon. None of CPUH, Merger Sub I, Merger Sub II, Pubco, the Surviving Corporation, the Intermediate Surviving Corporation, the Surviving Subsidiary Company, the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat or similar Law. Any portion of the Aggregate CPUH Merger Consideration or the Aggregate Intermediate Merger Closing Merger Consideration, as applicable, remaining unclaimed by the Pre-Closing CPUH Stockholders or the Company Stockholders, as applicable, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(n) At the Closings:

(i) CPUH shall deliver or cause to be delivered to the Company (A) the Investor Rights Agreement, duly executed by the stockholders of CPUH listed on Section 2.7(n)(i) of the CPUH Disclosure Schedules, (B) the written resignations of all of the directors, managers and officers of CPUH, Merger Sub I and Merger Sub II, effective as of the CPUH Merger Effective Time, Intermediate Merger Effective Time or Final Merger Effective Time, as applicable, and (C) a certificate signed by an officer of CPUH, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been fulfilled; and

(ii) the Company shall deliver or cause to be delivered to CPUH (A) the Investor Rights Agreement, duly executed by Pubco and the Persons listed on Section 2.7(n)(ii) of the Company Disclosure Schedules, (B) the written resignations of all the directors and officers of Pubco (other than those Persons identified as directors or officers of the Surviving Corporation immediately after the CPUH Effective Time), effective as of the CPUH Effective Time, (C) a duly executed certificate substantially in the form described in Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) and (D) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been fulfilled.

Section 2.8 Withholding. CPUH, Pubco, the Exchange Agent and any of their Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon becoming aware of any such withholding obligation, CPUH and Pubco, as applicable, shall use reasonable best efforts to give reasonable advance notice of such withholding to the Company (other than where such deduction or withholding is either (i) in respect of amounts treated as compensation under the Code, (ii) due to a failure of a Person to provide any applicable tax forms required under the Letter of Transmittal (or properly claim an exemption in respect of backup withholding on such tax forms) or (iii) due to a failure of the Company to comply with Section 2.7(n)(ii) of this Agreement) and shall reasonably cooperate with the Company, to eliminate or reduce any such required deduction or withholding.

Section 2.9 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Intermediate Merger Effective Time and held by a holder of Company Shares who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such Company Shares being referred to collectively as the “Company Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Intermediate Merger Closing Merger Consideration and, if applicable, a portion of the Contingency Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Intermediate Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Shares shall be treated as if they had been converted as of the Intermediate Merger Effective Time into the right to receive the applicable portion of the Aggregate Intermediate Merger Closing Merger Consideration and, if applicable, the applicable portion of the Contingency Shares, in each case in accordance with Section 2.1 and Section 2.2, respectively, without interest thereon, upon transfer of such shares. The Company shall provide CPUH prompt written notice of any demands received by the Company for appraisal of Company Shares, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Intermediate Merger Effective Time that relates to such demand. Except with the prior written consent of CPUH (which shall not be unreasonably conditioned, withheld, delated or denied), the Company shall not make any payment with respect to, or settle or compromise, any such demands.

(b) Notwithstanding any provision of this Agreement to the contrary, shares of CPUH Common Stock issued and outstanding immediately prior to the CPUH Merger Effective Time and held by a holder of CPUH Common Stock who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “CPUH Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate CPUH Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the CPUH Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of CPUH Common Stock shall be treated as if they had been converted as of the CPUH Merger Effective Time into the right to receive the applicable portion of the Aggregate CPUH Merger Consideration in accordance with Section 2.1 and Section 2.2, respectively, without interest thereon, upon transfer of such shares. CPUH shall provide the Company prompt written notice of any demands received by CPUH for appraisal of CPUH Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to CPUH prior to the CPUH Merger Effective Time that relates to such demand. Except with the prior written consent of the Company (which shall not be unreasonably conditioned, withheld, delated or denied), CPUH shall not make any payment with respect to, or settle or compromise, any such demands.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY and pubco

Subject to Section 8.8, except as set forth on the Company Disclosure Schedules, each of the Company and Pubco hereby represents and warrants to the CPUH Parties, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) The Company and its Subsidiaries (including Pubco) are corporations duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation. The Company and its Subsidiaries (including Pubco) have the requisite corporate power and authority to own, lease and operate their properties and assets and to carry on the Business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and its Subsidiaries (including Pubco) have been made available to CPUH, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and its Subsidiaries (including Pubco) are in full force and effect and neither the Company nor its Subsidiaries (including Pubco) is in breach or violation of any provision set forth in its Governing Documents.

(c) The Company and its Subsidiaries (including Pubco) are duly qualified or licensed to transact business and are in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by them, or the nature of the business conducted by them, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company (1) authorized by the Company and (2) issued and outstanding and the identity of the Persons that are the record and beneficial owners thereof (and no such owner is a Subsidiary of the Company), (ii) with respect to each Company Option, Company RSU Award and Company Warrant, as applicable, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of shares and class / series of Company Shares subject to the Company Option, Company RSU Award or Company Warrant on the date of grant, (F) the number of shares and class / series of Company Shares subject to the Company Option, Company RSU Award or Company Warrant as of the date of this Agreement, and (G) whether the Company Option is an Incentive Stock Option and (iii) with respect to each Company Convertible Note outstanding as of the date of this Agreement: (A) the name of the holder of such Company Convertible Note, (B) the principal amount and rate of interest of such Company Convertible Note and (C) the maturity date of such Company Convertible Note. All of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Company Shares (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) are not subject to, nor were they issued in violation of, any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (4) are free and clear of all Liens (other than transfer restrictions under applicable Securities Laws). Except for the Company Options, Company RSU Awards and Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules and the Company Convertible Notes, as of the date of this Agreement, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in the case of each of clause (x) and (y), that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company or any of its Subsidiaries. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company Shares. No Company Shares are held by a Subsidiary. The Company Stockholders have or will have, by resolution, prior to the Convertible Notes Conversion, authorized and reserved a sufficient number of shares of Company Common Stock to provide for the Convertible Notes Conversion and have authorized the board of directors of the Company, as required, to authorize and issue such shares of Company Common Stock.

(b) Other than the Equity Securities it holds in each of its Subsidiaries, the Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Securities, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement and the debtor and creditor thereof.

(d) Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Company and its Subsidiaries, identifying for each such Change of Control Payment (i) the Person eligible to receive such Change of Control Payment, (ii) the total potential amount of such Change of Control Payment, and (iii) the Contract or other arrangement pursuant to which such Change of Control Payment is payable or required to be made.

(e) Each Company Option and each Company RSU Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has (or, with respect to Company Options which have been exercised as of the date of this Agreement, had) an exercise price per share that is equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, determined in a manner consistent with Section 409A of the Code. The Company has provided or made available to CPUH correct and complete copies of all valuation reports with respect to Section 409A of the Code regarding the valuation of the fair market value of Company Common Stock used to determine the exercise price of each Company Option.

(f) The authorized capital stock of Pubco consists of 1,000 shares of Pubco Common Stock, 1,000 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Pubco Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of Pubco Common Stock (i) were not issued in violation of the Governing Documents of Pubco or any other Contract to which Pubco is party or bound, (ii) are not subject to, nor were they issued in violation of, any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (iv) are free and clear of all Liens (other than transfer restrictions under applicable Securities Laws). As of the date of this Agreement, Pubco has no outstanding (x) equity appreciation, phantom equity or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in the case of each of clause (x) and (y), that would require Pubco to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pubco or any of its Subsidiaries. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the shares of Pubco Common Stock. No shares of Pubco Common Stock are held by a Subsidiary.

(g) Subject to approval of the Required Transaction Proposals, the shares of Pubco Common Stock to be issued by Pubco in connection with the transactions contemplated hereby, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Pubco and will (i) not be issued in violation of the Governing Documents of Pubco or any other Contract to which Pubco is party or bound, (ii) not be subject to, nor will they be issued in violation of, any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (iv) be free and clear of all Liens (other than transfer restrictions under applicable Securities Laws).

Section 3.3 Authority.

(a) Each of the Company and Pubco has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Company Stockholder Written Consent and the Pubco Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company or Pubco is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of the Company and Pubco, respectively. This Agreement and each Ancillary Document to which the Company and Pubco is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and Pubco, respectively, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company and Pubco, respectively (assuming that this Agreement and the Ancillary Documents to which the Company and Pubco, respectively, is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against the Company and Pubco, respectively, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (“Enforceability Exceptions”).

(b) On or prior to the date of this Agreement, the Company Board has unanimously (a) determined that this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Mergers) are fair to, advisable and in the best interests of the Company and the Company Stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Mergers), and (c) resolved to recommend that the Company Stockholders adopt and approve this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Mergers).

(c) On or prior to the date of this Agreement, the Pubco Board has unanimously (a) determined that this Agreement, the Ancillary Documents to which Pubco is or will be party and the transactions contemplated hereby and thereby (including the Mergers) are fair to, advisable and in the best interests of Pubco and the sole stockholder of Pubco, (b) approved and declared advisable this Agreement, the Ancillary Documents to which Pubco is or will be party and the transactions contemplated hereby and thereby (including the Mergers), and (c) resolved to recommend that the Company, as the sole stockholder of Pubco, adopt and approve this Agreement, the Ancillary Documents to which Pubco is or will be party and the transactions contemplated hereby and thereby (including the Mergers).

(d) Other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company (including, for the avoidance of doubt, the consent of (or notice to) any equityholder (including any warrantholder or holder of any convertible note) or other holder of Equity Securities of the Company or any of its Subsidiaries or under any stockholders or similar agreement) is necessary to authorize this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers).

(e) Other than the Pubco Stockholder Approval, no other corporate proceeding on the part of Pubco (including, for the avoidance of doubt, the consent of (or notice to) any equityholder or other holder of Equity Securities of Pubco or any of its Subsidiaries or under any stockholders or similar agreement) is necessary to authorize this Agreement, the Ancillary Documents to which Pubco is or will be a party and the transactions contemplated hereby and thereby (including the Mergers).

(f) Each of the Initial Company Support Stockholders is an executive officer, director, affiliate, founder or family member of a founder or holder of at least five percent (5%) of the voting equity securities of the Company, in each case, within the meaning of the SEC’s Compliance and Disclosure Interpretation 239.13.

Section 3.4 Subsidiaries.

(a) Set forth on Section 3.2(a) of the Company Disclosure Schedules is a list of the Company’s Subsidiaries, together with their respective jurisdictions of incorporation, and a true and complete statement of the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary (i) authorized by such Subsidiary and (ii) issued and outstanding, together with the identity of the Persons that are the record and beneficial owners thereof.

(b) All of the issued share capital, stock or other voting or Equity Securities of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. All of the ownership interests in each Subsidiary are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and are not subject to, nor have they been issued in violation of preemptive or similar rights. All of the Equity Securities in each Subsidiary have been offered, sold and issued in compliance with applicable Law, including federal and state Securities Laws, and all requirements set forth in (1) the Governing Documents of such Subsidiaries and (2) any other applicable Contracts governing the issuance of such Equity Securities. There are no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities of any Subsidiary convertible into or exchangeable or exercisable for shares or voting or Equity Securities of any Subsidiary, or any other Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to issue or sell any shares of, other equity interests in or debt securities of, any Subsidiary, or (ii) equity equivalents, phantom stock, options, appreciation rights, stock units, profits interests or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any shares, voting or Equity Securities or securities convertible into or exchangeable for shares or voting or Equity Securities of any Subsidiary (the items in clauses (i) and (ii) being, collectively, “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. None of the Subsidiaries owns any equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No Subsidiary is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 3.5 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to CPUH true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2021 and the related audited consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows of the Company and its Subsidiaries for each of the years then ended (collectively, the “Audited Company Financial Statements”), and the unaudited, draft consolidated balance sheet of the Company as of September 30, 2022 and the related unaudited consolidated statement of operations of the Company and its Subsidiaries for the period then ended (the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto) and, when delivered pursuant to Section 5.7, the Additional Company Financial Statements and any pro forma financial statements, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, as applicable, the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) in the case of the Audited Company Financial Statements and the Additional Company Financial Statements, when delivered pursuant to Section 5.7 only, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements of the AICPA and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date hereof (including Regulation S-X or Regulation S-K, as applicable); provided that, the Unaudited Company Financial Statements do not include all of the notes or the information contained in such notes as required by GAAP for complete financial statements and are subject to normal year-end adjustments.

(b) Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred in the ordinary course of business as of September 30, 2022 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of the respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for executory obligations under contracts to which the Company or its Subsidiaries is a party (other than Liabilities for breach thereof) and (v) for Liabilities that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Mergers, the Company and its Subsidiaries have no Liabilities required by GAAP to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries.

(c) The Company has established and maintains a system of internal controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets.

(d) In the past three (3) years, neither the Company nor any of its Subsidiaries (including any independent auditor thereof) has received or been made aware of any written complaint, allegation, assertion or claim, written or otherwise, that there is, or has been, (i) a “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries, or (iii) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

Section 3.6 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company or any of its Subsidiaries with respect to the Company’s and Pubco’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company or Pubco is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the Resale Registration Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit Pubco Common Stock and/or Assumed Warrants, if and as applicable, to be issued in accordance with this Agreement to be listed on NYSE, (iv) filing of the Certificates of Merger, or (v) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Subject to the receipt of the approvals set forth in Section 3.6(a), neither the execution, delivery or performance by the Company or Pubco of this Agreement nor the Ancillary Documents to which the Company or Pubco is or will be a party, nor the consummation of the transactions contemplated hereby or thereby do or will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s or any of its Subsidiaries’ Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract, (B) any Material Permits or (C) any Real Property Leases, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company or any of its Subsidiaries, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and Pubco to consummate the Mergers.

Section 3.7 Permits.

The Company and its Subsidiaries have all Permits that are required to own, lease or operate their properties and assets and to conduct the Business as currently conducted, except where the failure to obtain the same would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the “Material Permits”). Each Material Permit is in full force and effect in accordance with its terms, and no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries.

Section 3.8 Material Contracts.

(a) Section 3.8(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party or by which any of them or any of their assets is bound (each Contract required to be set forth on Section 3.8(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of the Company or any of its Subsidiaries or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company or any of its Subsidiaries;

(ii) any Contract under which the Company or any of its Subsidiaries is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iii) any Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv) any Contract with one of the Company’s top twenty (20) vendors or top (20) customers, in each case, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending October 31, 2022 (other than purchase orders or statements of work entered into in the ordinary course of business consistent with past practice);

(v) any Contract for any material joint venture, partnership, collaboration or strategic alliance;

(vi) any management or advisory services Contract (excluding Contracts for employment) involving the Company or any of its Subsidiaries, in each case exceeding $300,000 individually;

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of the Business after the Closings, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, or (C) contains any other provisions restricting or purporting to restrict the ability of the Company or any of its Subsidiaries to sell, manufacture, develop, commercialize, test or research the Company Products, directly or indirectly through third parties, in any material respect or that would so limit, or purports to limit, in any material respect, the Business after the Closings;

(viii) any Contract requiring the Company or any of its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or any of its Subsidiaries, in each case in excess of $1,000,000;

(ix) any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, in each case in excess of $1,000,000;

(x) any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;

(xi) any Contract with any Person (A) pursuant to which the Company or any of its Subsidiaries (or the Business after the Closings) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, relating to Company Products (other than the Revenue Interest Financing Agreement), or (B) under which the Company or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Equity Securities of the Company or any of its Subsidiaries, any Company Product or any Company Business Intellectual Property;

(xii) any Contract (A) for the employment or engagement of any Key Employee of the Company or any of its Subsidiaries, or (B) providing for any Change of Control Payment;

(xiii) any Contract (A) executed with any current (or, with respect to Contracts pursuant to which the Company or any of its Subsidiaries has any ongoing or future obligations, former) director, manager, officer, employee, or other individual service provider of the Company or any of its Subsidiaries that provides for severance or termination benefits in excess of $100,000, or (B) that is a collective bargaining agreement or other agreement with any labor union or other labor organization that represents any employees of the Company or any of its Subsidiaries;

(xiv) any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person (other than acquisitions or dispositions of inventory made in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries (A) obtains any right to use, or covenant not to be sued under, any material Intellectual Property Right (other than any license for Off-the-Shelf Software), or (B) grants any right to use, or covenant not to be sued under, any material Intellectual Property Right;

(xvi) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve payments in excess of $500,000 after the date of this Agreement by the Company or any of its Subsidiaries, (B) with a Governmental Entity or which relates to alleged criminal wrongdoing, (C) that imposes, at any time in the future, any material, non-monetary obligations on the Company or any of its Subsidiaries (or Pubco or any of its Affiliates after the Closings), or (D) which requires the Company or any of its Subsidiaries to accept or concede material injunctive relief;

(xvii) any other Contract (including any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures)) the performance of which requires either (A) annual payments by the Company or any of its Subsidiaries in excess of $500,000, or (B) aggregate payments by the Company or any of its Subsidiaries in excess of $1,500,000 over the life of the agreement and, in each case, that is not terminable by the Company or its Subsidiaries, as applicable, without penalty upon less than thirty (30) days’ prior written notice; and

(xviii) any Contract with respect to the Revenue Interest Financing, the Chardan Equity Line and the Fortress Financing, including the Revenue Interest Financing Agreement, the Fortress Bridging Agreement and the Chardan Commitment Letter.

(b) (i) Each Material Contract is valid and binding on the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, and (ii) the Company and its Subsidiaries and, to the knowledge of the Company, the counterparties thereto, are not in material breach of, or default under, any Material Contract, and, to the knowledge of the Company, there are no facts or circumstances which would reasonably be expected to lead, to such breach or default. True and complete copies of each Material Contract (including all amendments, supplements, schedules and exhibits thereto) (or, for oral Material Contracts, true and complete summaries of the terms thereof) have been provided to or made available to the CPUH Parties and their respective Representatives.

Section 3.9 Absence of Changes.

During the period beginning on July 1, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby or thereby, (i) the Company and its Subsidiaries have conducted the Business in the ordinary course consistent with past practice in all material respects, and (ii) neither the Company nor any of its Subsidiaries has taken any action that would require the consent of CPUH if taken during the period from the date of this Agreement until the Closings pursuant to Section 5.1(b)(i), (ii), (iii), (iv) (v), (vi), (vii), (viii), 5.1(b)(xii) (solely relating to the Company’s directors and officers), 5.1(b)(xiv), 5.1(b)(xv), (xvii), (xviii), (xix), 5.1(b)(xx), 5.1(b)(xxi), 5.1(b)(xxiv), 5.1(b)(xxv) and 5.1(b)(xxvii) (solely to the extent applied to the foregoing clauses of Section 5.1(b)).

Section 3.10 Litigation.

As of the date of this Agreement, there is (and for the past three (3) years there has been) (a) no Proceeding or judgment pending or, to the Company’s knowledge, threatened against the Company, any of its Subsidiaries or any of their respective directors or officers in their capacity as such, or affecting any of the Company’s or its Subsidiaries’ respective assets or properties, that if adversely decided or resolved, has been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or as has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and Pubco to consummate the Mergers, and, to the Company’s knowledge, no facts exist that would reasonably be expected to form the basis for any such Proceeding or judgment, (b) no Order to which the Company, its Subsidiaries, their respective directors and officers or any of the Company’s or its Subsidiaries’ respective properties or assets is subject, (c) no Proceeding by the Company or any of its Subsidiaries against any other Person, and no such Proceeding is or has been threatened in writing, (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of its Subsidiaries or the operation of the Business, and (e) no pending or, to the Company’s knowledge, threatened, audit, examination or investigation by any Governmental Entities in respect of the Company or any of its Subsidiaries or any of their respective properties or assets, or any of the directors or officers of the Company or any of its Subsidiaries.

Section 3.11 Compliance with Applicable Law.

The Company and its Subsidiaries (a) conduct (and for the past three (3) years have conducted) the Business in accordance with all Laws and Orders applicable to them and are not in violation of any such Law or Order, (b) have not received any written communications from a Governmental Entity and, to the Company’s knowledge, there is no such pending communication, that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Order and (c) maintain (and for the past three (3) years have maintained) a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Law, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and Pubco to consummate the Mergers.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans.

(b) True, complete and correct copies of the following documents, with respect to each material Employee Benefit Plan, where applicable, have been delivered to CPUH (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans, a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan, (ii) the most recent Internal Revenue Service determination, notification, advisory or opinion letter, (iii) the most recently filed Form 5500 (including all schedules and financial statements attached thereto), (iv) the three (3) most recent actuarial valuation reports, (v) the most recent summary plan description (or other descriptions provided to employees) and all summary(ies) of material modifications thereto, (vi) the last three (3) years of non-discrimination testing results, (vii) all non-routine correspondence to and from any Governmental Entity, and (viii) all material contracts and agreements relating to each material Employee Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the Company’s knowledge, no event or omission has occurred that would be reasonably likely to cause any such Employee Benefit Plan to lose such qualification or otherwise require corrective action under the Internal Revenue Service Employee Plan Compliance Resolution System to maintain such qualification.

(d) Each Employee Benefit Plan is and has been established, operated, maintained and administered in all material respects in accordance with applicable Laws and with its terms, including ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s knowledge, threatened with respect to any Employee Benefit Plan. All payments or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(e) Neither the Company, its Subsidiaries nor any ERISA Affiliate (or any predecessor thereof) has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to (i) any Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (within the meaning of Section (3)37 of ERISA), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f) No Employee Benefit Plan provides health care, life insurance or any other non-pension benefits to any employees after their employment is terminated (other than (i) as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law), (ii) continuation of health benefits provided during any severance period not in excess of one (1) year, or (iii) which lasts until the end of the month in which the termination of employment occurs.

(g) Each Employee Benefit Plan that is (or constitutes in any part) a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been established, operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h) Except as set forth on Section 3.12(h) of the Company Disclosure Schedules, neither the execution or delivery of this Agreement or any Ancillary Document to which the Company is or will be a party, the Company Stockholder Written Consent, the Pubco Stockholder Written Consent, nor the consummation of the transactions contemplated by this Agreement or any Ancillary Document to which the Company or Pubco is or will be a party, could (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries, (ii) restrict any rights of the Company or its Subsidiaries to merge, amend or terminate any Employee Benefit Plan, or (iii) result in any payment or benefit being deemed to be a “parachute payment” as defined in Section 280G(b)(2) of the Code (and the regulations promulgated thereunder).

(i) Neither the Company nor any of its Subsidiaries has any obligation to make any tax “gross-up”, indemnification or similar “make whole” payments to any current or former director, manager, officer, employee or other individual service provider for any Taxes incurred by such current or former director, manager, officer, employee or other individual service provider, including under Section 409A of the Code or Section 4999 of the Code.

(j) Except as set forth on Section 3.12(j) of the Company Disclosure Schedule, no Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

Section 3.13 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Neither the Company nor any of its Subsidiaries has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and for the past three (3) years there has been) no Proceeding pending or, to the Company’s knowledge, threatened against the Company, any of its Subsidiaries or any of their respective directors and officers pursuant to Environmental Laws.

(c) There has not been, whether by the Company or any of its Subsidiaries, any manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

(d) The Company has made available to CPUH copies of all environmental, health and safety reports and documents that were prepared for the Company or its Subsidiaries by third parties and are in the Company’s or its Subsidiaries’ possession relating to the operations, properties or facilities of the Company and its Subsidiaries in the past three (3) years.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries (“Licensed Patents”), specifying as to each such item, as applicable, (A) the record owner of such item, (B) the jurisdictions in which such item has been issued, registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item.

(b) All fees and filings necessary as of the date of this Agreement to maintain any application or registration, issuance or grant of any Company Registered Intellectual Property and, to the Company’s knowledge, any Licensed Patents, have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars, as applicable. No item of the Company Registered Intellectual Property or, to the Company’s knowledge, Licensed Patents are cancelled. As of the date of this Agreement, the Company Registered Intellectual Property and, to the Company’s knowledge, Licensed Patents are not the subject of any pending Proceedings, including litigation, interference, re-examination, inter parties review, reissue, opposition, nullity or cancellation proceedings and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedules, to the Company’s knowledge, the Company and its Subsidiaries exclusively own all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and hold all right, title and interest in and to all of the Company’s or its applicable Subsidiary’s rights under all Company Licensed Intellectual Property free and clear of any Lien (other than Permitted Liens). For all Patents included in the Company Owned Intellectual Property, each inventor listed on the Patent has assigned his or her rights to the Company or the relevant Subsidiary and, to the Company’s knowledge, no inventor of any such Patent holds any right or title to the same.

(d) The Company Business Intellectual Property, to the Company’s knowledge, constitutes all of the Intellectual Property Rights that are necessary to enable the Company and its Subsidiaries to conduct the Business as currently conducted. To the knowledge of the Company, the Company Registered Intellectual Property and Licensed Patents are currently in compliance with formal legal requirements of the applicable intellectual property office and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date, with the exception of responses, patent maintenance fees, and other filings due in the ordinary course of intellectual property prosecution with the applicable intellectual property offices. All Company Registered Intellectual Property and, to the knowledge of the Company, Licensed Patents are subsisting, and if registered, issued or granted, are valid and enforceable.

(e) The Company’s and its Subsidiaries’ employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property Rights on behalf of the Company (each such person, a “Creator”) have assigned to the Company or its relevant Subsidiary, as applicable, all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and Pubco to consummate the Mergers.

(f) The Company and its Subsidiaries have taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, confidential know-how and other confidential information owned by or licensed to the Company and its Subsidiaries. Without limiting the foregoing, to the Company’s knowledge, the Company and its Subsidiaries have not disclosed any material trade secrets, confidential know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or was otherwise made subject to an appropriate duty of confidence. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any material trade secrets, confidential know-how or confidential information of or in the possession of the Company or any of its Subsidiaries, or of any written obligations with respect to such.

(g) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company and its Subsidiaries or affects the validity, use or enforceability of any such Company Business Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not alter, encumber, impair or extinguish any Company Owned Intellectual Property or the Company’s or its applicable Subsidiary’s rights under any Company Licensed Intellectual Property.

(h) To the Company’s knowledge, neither the Company nor its Subsidiaries nor any actual or currently contemplated design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or other exploitation of any Company Product infringes, misappropriates or otherwise violates any valid, enforceable claim of any Patents or other Intellectual Property Rights of any other Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and Pubco to consummate the Mergers.

(i) In the past three (3) years, there has been no Proceeding pending against the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries received any written communications (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, or (iii) inviting the Company or any of its Subsidiaries to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or any of its Subsidiaries or to the conduct of the Business.

(j) To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating any Company Business Intellectual Property. For the past three (3) years, neither the Company nor any of its Subsidiaries has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Business Intellectual Property.

(k) The Company and its Subsidiaries own or have obtained, possess and are in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that they own or lease or that are otherwise under the control of the Company and its Subsidiaries and used by them in connection with the Business, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and Pubco to consummate the Mergers.

(l) Section 3.14(l) of the Company Disclosure Schedules contains a true and complete list of any and all Company Business Intellectual Property that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and Pubco to consummate the Mergers, the Company and its Subsidiaries, to the Company’s knowledge, the applicable licensors of Company Licensed Intellectual Property, have taken any and all actions necessary to obtain, secure, maintain, enforce and protect the Company’s or its applicable Subsidiary’s right, title and interest in, to and under all Government Funded IP, and the Company and its Subsidiaries, and to the Company’s knowledge the applicable licensors of Company Licensed Intellectual Property, have complied with any and all any Intellectual Property Rights disclosure and/or licensing obligations under any applicable contract referenced in clause (i) above.

(m) With respect to Software owned or purported to be owned by the Company and its Subsidiaries and incorporated into any Company Product, which does not include Off-the-Shelf Software, neither the Company nor any of its Subsidiaries has delivered, licensed or made available, nor do they have any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such Software to any escrow agent or other third party and no such Software is subject to the terms of any “copyleft” or other “open source” or other similar license conditions, including the use, modification, distribution or making available of such Software on (i) the disclosure, licensing or distribution of any source code for any portion of such Software, (ii) the granting to licensees of the right to make derivative works of, or other modifications to, any such Software, (iii) the licensing under terms that allow any such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled, or (iv) imposing a restriction on compensation or remuneration with respect to such Software. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists (including the consummation of the transaction contemplated by this Agreement), that (with or without notice or lapse of time) has resulted, or could reasonably be expected to result, in the delivery, license, or disclosure of any such source code to any Person.

Section 3.15 Labor and Employment Matters.

(a) Section 3.15(a) of the Company Disclosure Schedules contains a complete and accurate list of all employees of the Company and its Subsidiaries as of a date no earlier than seven (7) Business Days prior to the date hereof whose annual base salary or hourly wage rate (as applicable) is equal to at least one hundred thousand U.S. dollars ($100,000) per year, setting forth for each such employee (i) the employee’s position or title, (ii) the entity that employs the individual, (iii) whether classified by the Company as exempt or non-exempt for wage and hour purposes, (iv) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis) or commission rate (if paid on a purely commission basis), as applicable, (v) date of hire, (vi) business location, (vii) status (i.e., active or inactive), and (viii) any visa or work permit status and the date of expiration, if applicable.

(b) The Company and its Subsidiaries are, and in the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting labor and employment matters, including social security matters, fair employment practices, pay equity, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, working time, employee leave and wages and hours. Except as would not result in material liability for the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have paid all wages and salaries that have come due and payable to their respective employees within the past three (3) years, and (ii) the Company and its Subsidiaries are, and in the past three (3) years have been, in compliance with applicable Laws regarding proper classification of independent contractors.

(c) The Company and its Subsidiaries are not, and in the past three (3) years have not been, a party to or the subject of any material litigation, arbitration, mediation, governmental audit, administrative agency proceeding, private dispute resolution proceeding or governmental investigation, in each case relating to employment or labor matters and no such matters are, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(d) In the past three (3) years, the Company and its Subsidiaries have not experienced a “plant closing” or “mass layoff” as defined in the WARN Act or any similar foreign, state or local law.

(e) The Company and its Subsidiaries are not a party to or bound by any collective bargaining agreements or other agreements or arrangements with any labor union, labor organization or works council, nor to the knowledge of the Company does it or any of its Subsidiaries have any duty to bargain with any labor union, labor organization or works council. There are no actual or, to the Company’s knowledge, threatened material unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or involving the Company or any of its Subsidiaries. To the Company’s knowledge, in the past three (3) years, there have been no labor union organizing activities with respect to any employees of the Company or its Subsidiaries.

(f) Except as set forth in Section 3.15(f) of the Company Disclosure Schedules, to the knowledge of the Company, no Key Employee has expressed, as of the date of this Agreement, any plans to terminate his or her employment.

(g) To the Company’s knowledge, within the past three (3) years there have been no allegations of sexual harassment or sexual misconduct made to the Company or any of its Subsidiaries against any Key Employee or officer of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is party to a settlement agreement with a current or former officer, or Key Employee of the Company or any of its Subsidiaries that involves allegations relating to sexual harassment made by or against (i) an officer of the Company or any of its Subsidiaries or (ii) a Key Employee.

(h) To the Company’s knowledge, no employee of the Company is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a true and complete list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of material insurance maintained by or for the benefit of the Company or any of its Subsidiaries as of the date of this Agreement. All such insurance policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full; and true and complete copies of all such insurance policies have been made available to CPUH. Neither the Company nor any of its Subsidiaries is in breach or otherwise in default under the terms of such insurance policies (including any such breach or default with respect to the payment of premiums or the giving of notice of claims) and, to the Company’s knowledge, no facts or circumstances exist which would result in any such breach or default, in each case, which has voided, would void, or which might reasonably be expected to void, any coverages under such insurance policies. As of the date of this Agreement, no claim by the Company or any of its Subsidiaries is pending under any such insurance policies as to which coverage has been questioned, denied or disputed, or rights reserved to do so, by the underwriters or insurers thereof, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and Pubco to consummate the Mergers. To the Company’s knowledge, the limits of each such insurance policy remain fully available without any exhaustion, erosion or impairment; and during the twelve (12) month period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries have received a written notice of cancellation, an intention not to renew, a material change in terms and conditions, or termination other than in connection with ordinary renewals. To the Company’s knowledge, the coverages provided by such policies are sufficient to comply with any insurance required to be maintained under Material Contracts.

Section 3.17 Tax Matters.

(a) The Company and its Subsidiaries have prepared and filed all income and other material Tax Returns required to have been filed by them, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and the Company and its Subsidiaries have paid all material Taxes required to have been paid by them regardless of whether shown on a Tax Return.

(b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service provider, equity interest holder or other third-party.

(c) The Company and its Subsidiaries are not currently the subject of a Tax audit or examination, and have not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case, with respect to material Taxes.

(d) No claim, assessment, deficiency or proposed assessment for any material amount of Tax has been asserted or assessed by any Governmental Entity against the Company or any of its Subsidiaries that remains unresolved or unpaid (other than any claim, assessment or deficiency for which appropriate reserves have been established in accordance with GAAP and which is being contested in good faith by appropriate proceedings).

(e) The Company and its Subsidiaries have not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Tax Authority with respect to the Company or any of its Subsidiaries which agreement or ruling would be effective after the Closing Date.

(g) The Company and its Subsidiaries are not nor have they been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h) There are no Liens for Taxes on any assets of the Company or its Subsidiaries other than Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any material Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries, as applicable) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise (other than any Contract entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes).

(k) No written claims have ever been made by any Tax Authority in a jurisdiction where the Company and its Subsidiaries do not file a particular type of Tax Return or pay a particular type of Tax that the Company or any of its Subsidiaries is or may be required to file such type of Tax Return in or pay such type of Tax to that jurisdiction, which claims have not been resolved or withdrawn.

(l) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreement (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) The Company and its Subsidiaries are tax residents only in their respective jurisdiction of formation, and are not managed or controlled outside such jurisdiction for income Tax purposes.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date outside of the ordinary course of Business, (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), or (vi) election under Section 965(h) of the Code.

(o) Neither the Company nor any of its Subsidiaries has deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”).

(p) All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local or non-U.S. Law.

(q) At all times since its formation, Pubco is, and has been since the date of its formation, treated as an association taxable as a corporation.

(r) Neither the Company nor any of its Subsidiaries (i) knows of any fact or circumstance, or (ii) has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document, in each case, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 3.18 Brokers. Except for fees (including the amounts due and payable assuming the Closings occur) set forth on Section 3.18 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates for which the Company or any of its Subsidiaries has any obligation.

Section 3.19 Real and Personal Property.

(a) Owned Real Property. The Company and its Subsidiaries do not own any real property.

(b) Leased Real Property. Section 3.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, sub-leased or licensed by the Company and its Subsidiaries (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company or any of its Subsidiaries is a tenant, sub-tenant or licensee as of the date of this Agreement. True and complete copies of all such Real Property Leases (or, for oral Real Property Leases, true and complete summaries of the terms thereof) have been made available to CPUH. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary (as applicable), enforceable in accordance with its terms against the Company or its Subsidiary (as applicable) and, to the Company’s knowledge, each other party thereto, subject to the Enforceability Exceptions. There is no material breach or default by the Company or its Subsidiary (as applicable) or, to the Company’s knowledge, any third party under any Real Property Lease. No notice under any Real Property Lease has been delivered or received by the Company or any of its Subsidiaries with respect to any breach or default thereunder which has not been cured.

(c) Personal Property. The Company and its Subsidiaries have good, valid and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Company and its Subsidiaries reflected in the Company Financial Statements or thereafter acquired by the Company or any of its Subsidiaries prior to the date hereof, except for assets disposed of in the ordinary course of business.

Section 3.20 Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer, director, employee, equityholder or Affiliate of the Company or any of its Subsidiaries, or any family member of the foregoing Persons, on the other hand (each Person identified in this Section 3.20, a “Company Related Party” and each Contract identified in the foregoing clauses (a) and (b) of this Section 3.20, a “Related Party Contract”), other than (i) Contracts with respect to a Company Related Party’s employment with or service as a director to (including benefit plans and other ordinary course compensation from) the Company or any of its Subsidiaries entered into in the ordinary course of business, and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in the Business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of the Company or any of its Subsidiaries, or (C) owes any material amount to, or is owed any material amount by, the Company or any of its Subsidiaries (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts (including the Related Party Contracts), arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 are referred to herein as “Company Related Party Transactions”.

Section 3.21 Data Privacy and Security.

(a) The Company and its Subsidiaries have at all times for the past three (3) years complied in all material respects with all applicable Privacy Laws, Privacy and Data Security Policies (as defined below) and contractual commitments relating to the Processing of Personal Data (collectively, the “Privacy Requirements”). The Company has implemented adequate written policies relating to the Processing of Personal Data, as and to the extent required by applicable Laws (“Privacy and Data Security Policies”).

(b) For the past three (3) years, there has not been any and, to the Company’s knowledge there is no pending Proceeding against the Company or any of its Subsidiaries initiated by (i) any Person, (ii) the United States Federal Trade Commission, any state attorney general or similar state official, (iii) any other Governmental Entity, foreign or domestic, or (iv) any regulatory or self-regulatory entity, alleging that any Processing of Personal Data by or on behalf of the Company or any of its Subsidiaries is in violation of any Privacy Requirements.

(c) To the Company’s knowledge, during the past three (3) years, there has been no breach of security resulting in unauthorized access, use or disclosure of Personal Data in the possession or control of the Company or any of its Subsidiaries or, to the Company’s knowledge, any of its contractors with regard to any Personal Data obtained from or on behalf of the Company or any of its Subsidiaries, or any unauthorized intrusions or breaches of security into the Company’s or its Subsidiaries’ systems.

(d) The Company and its Subsidiaries own or have a license to use the Company IT Systems as necessary to operate the Business as currently conducted, and the Company IT Systems operate and perform in a manner that permits the Company and its Subsidiaries to conduct the Business as currently conducted. To the Company’s knowledge, none of the Company IT Systems contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine that causes the Software of any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(e) The Company has taken commercially reasonable organizational, physical, administrative and technical measures required by the Privacy Requirements, and consistent with industry standards, designed to protect the integrity, security and operations of the Company IT Systems. The Company and its Subsidiaries have implemented commercially reasonable procedures, satisfying the requirements of applicable Privacy Laws in all material respects, designed to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.

(f) The consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Documents will not violate any applicable Privacy Requirements, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and Pubco to consummate the Mergers.

Section 3.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of their respective Affiliates or Representatives acting for or on their behalf, is or has been, for the past five (5) years a Sanctioned Person or a Restricted Person.

(b) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of their respective Affiliates or Representatives acting for or on their behalf, is or for the past five (5) years has been in violation of any applicable Sanctions and Export Control Laws. The Company and its Subsidiaries have obtained all applicable import and export licenses as well as all other necessary licenses, Consents, notices, waivers, approvals, Orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Sanctions and Export Control Laws.

(c) Neither the Company nor any of its Subsidiaries has (i) made any voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any non-compliance with any Sanctions and Export Control Laws, (ii) been the subject of a past, current, pending or threatened investigation, inquiry or enforcement Proceeding for a violation of Sanctions and Export Control Laws, or (iii) received any notice, request, penalty, or citation for any actual or potential non-compliance with Sanctions and Export Control Laws.

(d) The Company and its Subsidiaries have in place policies, controls, and systems reasonably designed to promote compliance with all applicable Sanctions and Export Control Laws.

(e) Since January 1, 2018, neither the Company nor any of its Subsidiaries nor their directors, officers, employees or, to the Company’s knowledge, any of their respective Affiliates or agents acting for or on their behalf, has directly or indirectly (i) made, offered, promised, paid, received or caused to be made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any “foreign official” (as defined in the FCPA), foreign political party or official thereof, candidate for foreign political office or other person for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Company or any of its Subsidiaries or Affiliates in obtaining or retaining business for or with, or directing business to, any person, or (ii) otherwise violated any Anti-Corruption Laws. Since January 1, 2018, there have been no pending or, to the Company’s knowledge, threatened government investigations, enforcement actions, or settlements regarding the Company’s compliance with any Anti-Corruption Laws, and the Company has not made any voluntary disclosure regarding any Anti-Corruption Laws or received any notice or other communication from any source regarding an alleged violation of, or failure to comply with, any Anti-Corruption Laws.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closings in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective, when the Registration Statement/Proxy Statement is mailed to the Pre-Closing CPUH Stockholders, or at the time of the CPUH Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.24 Regulatory Compliance.

(a) The Company and its Subsidiaries have filed all required Regulatory Permits and the Company, its Subsidiaries and the Company Products are in compliance in all material respects with all such Regulatory Permits. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit held by the Company or any of its Subsidiaries, if any, and (ii) each third party that is a manufacturer, contractor or agent for the Company or any of its Subsidiaries is in compliance in all material respects with all Regulatory Permits, if any, required by all applicable Healthcare Laws insofar as they reasonably pertain to the Business or Company Products.

(b) Neither the Company nor any of its Subsidiaries has, nor, to the Company’s knowledge, have any of their Representatives acting on their behalf, received any written notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Healthcare Law, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committee (or similar body responsible for oversight of animal research), has initiated, or threatened to initiate, any Proceeding to restrict or suspend preclinical or nonclinical research on or clinical study of any Company Product or in which the Governmental Entity alleges or asserts a failure to comply with applicable Healthcare Laws.

(c) There are no Proceedings pending or, to the Company’s knowledge, threatened, with respect to any alleged violation by the Company or any of its Subsidiaries or, to the Company’s knowledge, any of their Affiliates or Representatives acting for or on their behalf, of the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”) or any other applicable Healthcare Law as it relates to the Business or a Company Product, and neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any of their Representatives acting on their behalf, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement order or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law. Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective contract manufacturers or clinical trial sites has received any FDA Form 483s, warning letters, other similar correspondence or written notice from the FDA or any other Governmental Entity alleging or asserting material noncompliance with any applicable Healthcare Laws.

(d) All Company Products are, as applicable, developed, tested, investigated and manufactured in compliance in all material respects with applicable protocols and Healthcare Laws, including all applicable good clinical practices and quality system regulations of the FDA or any other Governmental Entity. To the knowledge of the Company, no event has occurred that has adversely affected the integrity, in the aggregate, of data or other results collected or otherwise obtained in connection with clinical trials, nonclinical research or manufacturing activities conducted by or on behalf of the Company or its Subsidiaries, on the overall conclusions in any such trial or research with respect to the Company’s Products.

(e) Neither the Company nor any of its Subsidiaries has, nor as it relates to the Company or its Subsidiaries or any Company Product, to the Company’s knowledge has, any Person engaged by the Company or any of its Subsidiaries for contract research, consulting or other collaboration services with respect to any Company Product, made any untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke a similar policy.

(f) All preclinical studies conducted or being conducted with respect to all Company Products by or at the direction of the Company or any of its Subsidiaries have been and are being conducted in material compliance with accepted professional scientific standards and all applicable Law, including all applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices.

(g) None of the Company, its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ respective owners with a 5% or greater equity interest in the Company, directors, officers, employees, or individual independent contractors or other service providers, including clinical trial investigators(i) have been or are currently disqualified or excluded, (ii) to the Company’s knowledge are currently subject to an investigation or Proceeding that would reasonably be expected to result in disqualification, exclusion, debarment or the assessment of civil monetary penalties for violation of any health care programs of any Governmental Entity under, or (iii) have been convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility under applicable Healthcare Laws, including, (A) debarment under 21 U.S.C. Section 335a or any similar Law, (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law, or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Company, its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ current or former directors, officers, employees, or individual independent contractors or other service providers to the extent acting on behalf of the Company or any of its Subsidiaries, have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Company, its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ current or former directors, officers, employees, or individual independent contractors or other service providers to the extent acting on behalf of the Company or any of its Subsidiaries, has been (1) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to material violations of any Healthcare Law and, to the Company’s knowledge, no such enforcement, regulatory or administrative proceeding has been threatened, or (2) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement imposed by any Governmental Entity. None of the Company, its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ directors, officers, employees, or individual independent contractors or other service providers to the extent acting on behalf of the Company or any of its Subsidiaries, have received notice from the FDA, any other Governmental Entity or any health insurance institution with respect to debarment, disqualification or restriction.

(h) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any similar foreign Governmental Entity by the Company or any of its Subsidiaries have been so filed, maintained or furnished. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(i) Without limiting the foregoing in this Section 3.24, (A) in the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has received written notice from the FDA, the Federal Trade Commission or other Governmental Entity in connection with advertising or promotion of any Company Products, and in respect of the Business or Company Products, alleging or asserting noncompliance with requirements of any applicable Law and (B) the Company, its Subsidiaries and, to the Company’s knowledge, their Affiliates or Representatives acting for or on their behalf, are and have been for the past three (3) years in compliance in all material respects with all applicable Healthcare Laws.

Section 3.25 Government Contracts. Neither the Company nor any of its Subsidiaries is party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement with any Governmental Entity or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Entity that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services (such Contracts, “Government Contracts”). Neither the Company nor any of its Subsidiaries has provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 3.26 Investigation; No Other Representations.

(a) Each of the Company and Pubco, on its own behalf and on behalf of its Affiliates and Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the CPUH Parties, and (ii) it has been furnished with or given access to such documents and information about the CPUH Parties and their respective businesses and operations as it and its Affiliates and Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Company and Pubco has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any CPUH Party or any other Person, either express or implied, and each of the Company and Pubco, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the CPUH Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.27 PPP and Similar Loans. Except as set forth in Section 3.27 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has applied for or received any loans pursuant to the Paycheck Protection Program established by the CARES Act or any similar Law or program. Neither the Company nor any of its Subsidiaries has any outstanding loans pursuant to the Paycheck Protection Program established by the CARES Act or any similar Law or program.

Section 3.28 Financing Arrangements. The Company has delivered to CPUH true and complete copies of each of (i) the Revenue Interest Financing Agreement and the RTW Side Letter, (ii) the Chardan Commitment Letter and all Contracts to be entered into by the Company or any of its Subsidiaries in connection with the Chardan Equity Line and (iii) the Fortress Bridging Agreement and all Contracts to be entered into, or previously entered into, by the Company or any of its Subsidiaries in connection with the Fortress Financing.

Section 3.29 Business Activities. Pubco was incorporated solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or formation, as applicable, or the negotiation, preparation or execution of this Agreement, the performance of its covenants or agreements in this Agreement or the consummation of the transactions contemplated hereby. Pubco has no Indebtedness.

Section 3.30 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY CPUH PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, PUBCO NOR ANY OTHER PERSON MAKES, AND EACH OF THE COMPANY AND PUBCO EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO ANY CPUH PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY OR ON BEHALF OF THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY CPUH PARTY OR ANY OF THEIR REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY CPUH PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY CPUH PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY EITHER OF THE COMPANY OR PUBCO OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE CPUH PARTIES

(a) Subject to Section 8.8, except as set forth on the CPUH Disclosure Schedules or as set forth in any CPUH SEC Reports filed or furnished with the SEC at least one (1) Business Day prior to the date hereof (excluding (i) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), and (ii) any matters required to be disclosed for purposes of Section 4.2 (Authority) and Section 4.6(a) (Capitalization), each CPUH Party hereby represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification. Each CPUH Party is a corporation or limited liability company, as applicable, duly organized, incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable.

Section 4.2 Authority.

(a) Each CPUH Party has the requisite corporate or similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to the CPUH Stockholder Approval and the stockholder approval of Merger Sub I and the member approval of Merger Sub II, in each case as contemplated in Section 5.9) and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the CPUH Stockholder Approval and the approvals and consents to be obtained by each Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a CPUH Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such CPUH Party. This Agreement and each Ancillary Document to which a CPUH Party is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by such CPUH Party and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such CPUH Party (assuming that this Agreement and the Ancillary Documents to which such CPUH Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such CPUH Party in accordance with their terms, subject to Enforceability Exceptions.

(b) On or prior to the date of this Agreement, each of the CPUH Board, the board of directors of Merger Sub I and the board of managers of Merger Sub II has (a) determined that this Agreement, the Ancillary Documents to which CPUH, Merger Sub I or Merger Sub II, as applicable, is or will be party and the transactions contemplated hereby and thereby are fair to, advisable and in the best interests of CPUH, Merger Sub I, Merger Sub II and their respective stockholders or members, as applicable, respectively, (b) approved and declared advisable this Agreement, the Ancillary Documents to which CPUH, Merger Sub I or Merger Sub II, as applicable, respectively, is or will be party and the transactions contemplated hereby and thereby, and (c) resolved to recommend that the stockholders or members, as applicable, of CPUH, Merger Sub I and Merger Sub II, respectively, adopt and approve this Agreement, the Ancillary Documents to which the CPUH, Merger Sub I or Merger Sub II, as applicable, is or will be party and the transactions contemplated hereby and thereby and, in the case of CPUH, each other Required Transaction Approval.

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any CPUH Party with respect to such CPUH Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the Resale Registration Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificates of Merger, (iv) the approvals and consents to be obtained by either Merger Sub pursuant to Section 5.9, (v) the CPUH Stockholder Approval, or (vi) any other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a CPUH Material Adverse Effect.

(b) Subject to receipt of the approvals set forth in Section 4.3(a), neither the execution, delivery or performance by any CPUH Party of this Agreement nor the Ancillary Documents to which any CPUH Party is or will be a party, nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of any CPUH Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which any CPUH Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such CPUH Party or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any CPUH Party, except, in the case of any of clauses (ii) through (iv) above, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CPUH Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closings occur) set forth on Section 4.4 of the CPUH Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CPUH or any of its Affiliates for which CPUH has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either CPUH Party expressly for inclusion or incorporation by reference prior to the Closings in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing CPUH Stockholders or at the time of the CPUH Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization.

(a) The authorized capital stock of CPUH consists of (i) 300,000,000 shares of Class A Common Stock, (ii) 30,000,000 shares of Class B Common Stock, and (iii) 3,000,000 shares of preferred stock, in each case, par value $0.0001 per share. As of February 8, 2023, there were (A) 9,223,194 shares of Class A Common Stock and 21,532,500 shares of Class B Common Stock issued and outstanding, all of which were validly issued, fully paid and non-assessable, (B) 30,000 shares of CPUH Common Stock held in the treasury of CPUH, (C) 34,395,833 shares of Class A Common Stock and no shares of Class B Common Stock reserved for future issuance pursuant to CPUH Warrants, and (D) 34,395,655 CPUH Warrants issued and outstanding, of which 12,833,333 CPUH Warrants were CPUH Private Warrants.

(b) Except for this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby (including the PIPE Financing), and other than the 34,395,655 CPUH Warrants, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights, or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts or obligations that would require CPUH, except as contemplated by this Agreement, the Ancillary Documents (including the Subscription Agreements) or as mutually agreed in writing by the Parties, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of CPUH. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of CPUH Equity Securities to which CPUH, the Sponsor or, to CPUH’s knowledge, any other Person is a party.

(c) The Equity Securities of each Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which CPUH is a party or bound. All of the outstanding Equity Securities of each Merger Sub are owned directly by CPUH free and clear of all Liens (other than transfer restrictions under applicable Securities Laws). As of the date of this Agreement, CPUH has no Subsidiaries other than Merger Sub I and Merger Sub II and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub I and Merger Sub II.

(d) Section 4.6(d) of the CPUH Disclosure Schedules sets forth a list of all Indebtedness of CPUH as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement and the debtor and the creditor thereof.

Section 4.7 SEC Filings. CPUH has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “CPUH SEC Reports”). Each of the CPUH SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the CPUH SEC Reports. As of their respective dates of filing, the CPUH SEC Reports did not (a) contain any untrue statement of a material fact, or (b) omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading in any material respect. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the CPUH SEC Reports.

Section 4.8 Trust Account. As of February 7, 2023, CPUH has an amount in cash in the Trust Account equal to at least $94,720,104.94. The funds held in the Trust Account are held in trust pursuant to that certain Investment Management Trust Agreement, dated February 4, 2021, between CPUH and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the CPUH SEC Reports to be inaccurate in any material respect or, to CPUH’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing CPUH Stockholders who shall have elected to redeem their Class A Common Stock pursuant to the Governing Documents of CPUH, or (iii) if CPUH fails to complete a business combination within the allotted time period set forth in the Governing Documents of CPUH and liquidates the Trust Account, subject to the terms of the Trust Agreement, CPUH (in limited amounts to permit CPUH to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of CPUH) and then the Pre-Closing CPUH Stockholders). Prior to the Closings, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of CPUH and the Trust Agreement. CPUH has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of CPUH, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since February 4, 2021, CPUH has not released any money from the Trust Account (other than (i) interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement and (ii) in connection with redemptions made pursuant to the Governing Documents of CPUH). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, or (B) to the Pre-Closing CPUH Stockholders who have elected to redeem their Class A Common Stock pursuant to the Governing Documents of CPUH, each in accordance with the terms of and as set forth in the Trust Agreement, CPUH shall have no further obligation under either the Trust Agreement or the Governing Documents of CPUH to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the CPUH Disclosure Schedules sets forth all Contracts between (a) CPUH, on the one hand, and (b) any officer, director, employee, equityholder (including the Sponsor) or Affiliate of either CPUH, the Sponsor or any family member of the forgoing Persons, on the other hand (each Person identified in this Section 4.9, a “CPUH Related Party”), other than (i) Contracts with respect to a CPUH Related Party’s employment with or service as a director to CPUH entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) the Governing Documents of each Merger Sub, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or Section 5.11 or entered into in accordance with Section 5.10 or Section 5.11. No CPUH Related Party (A) owns any interest in any material asset used in the business of CPUH, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, customer, lessor, lessee or other material business relation of CPUH or (C) owes any material amount to, or is owed any material amount by, CPUH. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “CPUH Related Party Transactions.”

Section 4.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding or judgment pending or, to CPUH’s knowledge, threatened against any CPUH Party that, if adversely decided or resolved, has been, or would reasonably be expected to be, material to the CPUH Parties, taken as a whole, or has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of CPUH to consummate the Mergers. As of the date of this Agreement, none of the CPUH Parties nor any of their respective properties or assets is subject to any Order. As of the date of this Agreement, there are no material, Proceedings by any CPUH Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each CPUH Party is (and since its incorporation has been) in compliance with all applicable Laws, except as has not been, and would not reasonably be expected to be, individually in the aggregate, material to the CPUH Parties, taken as a whole, or has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of CPUH to consummate the Mergers.

Section 4.12 Merger Sub Activities. Each Merger Sub was incorporated or formed, as applicable, solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or formation, as applicable, or the negotiation, preparation or execution of this Agreement, the performance of its covenants or agreements in this Agreement or the consummation of the transactions contemplated hereby. Neither Merger Sub has any Indebtedness.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of CPUH’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) CPUH has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of CPUH’s financial reporting and the preparation of CPUH’s financial statements for external purposes in accordance with GAAP, and (ii) CPUH has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that information relating to CPUH is made known to CPUH’s principal executive officer and principal financial officer by others within CPUH. Such disclosure controls and procedures are effective in timely alerting CPUH’s principal executive officer and principal financial officer to material information required to be included in CPUH’s periodic reports required under the Exchange Act.

(b) Each director and executive officer of CPUH has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. CPUH has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, CPUH has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding Class A Common Stock and CPUH Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no Proceeding pending or, to the knowledge of CPUH, threatened against CPUH by NYSE or the SEC with respect to any intention by such entity to deregister the Class A Common Stock or CPUH Warrants or prohibit or terminate the listing of Class A Common Stock or CPUH Warrants on NYSE. Except as contemplated by this Agreement (including in connection with the CPUH Merger), CPUH has not taken any action that is designed to terminate the registration of Class A Common Stock under the Exchange Act.

(d) The CPUH SEC Reports contain true and complete copies of the financial statements (including all related notes and schedules thereto) of CPUH (the “CPUH Financial Statements”). The CPUH Financial Statements (A) fairly present in all material respects the financial position of CPUH as at the respective dates thereof, and the results of its operations and cash flows for the respective periods then ended and fairly present, in all material respects, its stockholders’ equity, (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved, and (C) comply, in all material respects, with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) CPUH has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for CPUH’s and its Subsidiaries’ assets. CPUH maintains and, for all periods covered by the CPUH Financial Statements, has maintained, in all material respects in accordance with GAAP and applicable Law, books and records of CPUH in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and Liabilities of CPUH.

(f) There are no outstanding loans or other extensions of credit made by CPUH to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of CPUH.

(g) Except as set forth on Section 4.13(g) of the CPUH Disclosure Schedules, since its incorporation, neither CPUH nor, to the knowledge of CPUH, CPUH’s independent auditors has received or been made aware of any written complaint, allegation, assertion or claim that there is or there has been, (i) a “significant deficiency” in the internal controls over financial reporting of CPUH, (ii) a “material weakness” in the internal controls over financial reporting of CPUH, or (iii) fraud, whether or not material, that involves management or other employees of CPUH who have a significant role in the internal controls over financial reporting of CPUH.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the CPUH Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the CPUH Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the CPUH SEC Reports in the ordinary course of business, (e) either permitted to be incurred pursuant to or incurred in accordance with Section 5.10 or (f) that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to CPUH or that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of CPUH to consummate the Mergers, CPUH does not have any Liabilities.

Section 4.15 Employee Matters. CPUH does not have any current or former employees, and does not maintain, sponsor, contribute to or have any present or future Liability with respect to (other than as a result of the transactions contemplated by this Agreement) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA).

Section 4.16 Tax Matters.

(a) Except with respect to any Taxes or Tax Returns required pursuant to Section 4501 of the Code: (i) each CPUH Party has prepared and filed all income and other material Tax Returns required to have been filed by it and (ii) all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each CPUH Party has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each CPUH Party has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) No CPUH Party is currently the subject of a Tax audit or examination, and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) No CPUH Party has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) None of the CPUH Parties is and none of the CPUH Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(f) There are no Liens for Taxes on any assets of any CPUH Party other than Permitted Liens.

(g) No written claims have ever been made by any Tax Authority in a jurisdiction where a CPUH Party does not file a particular type of Tax Return or pay a particular type of Tax that a CPUH Party is or may be required to file such type of Tax Return in or pay such type of Tax to that jurisdiction, which claims have not been resolved or withdrawn.

(h) Each CPUH Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(i) No CPUH Party has a branch, permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) No CPUH Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date outside of the ordinary course of Business or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) At all times since its formation, Merger Sub II has been treated as an entity disregarded as separate from CPUH for U.S. federal income tax purposes. CPUH has not filed any election (or otherwise take any position) inconsistent with such treatment as an entity disregarded as separate from CPUH for U.S. federal income tax purposes.

(l) None of the CPUH Parties (i) knows of any fact or circumstance, or (ii) has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents, in each case, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 4.17 Investigation; No Other Representations.

(a) Each CPUH Party, on its own behalf and on behalf of its Affiliates and Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of, the Company and its Subsidiaries, and (ii) it has been furnished with or given access to such documents and information about the Company, its Subsidiaries and the Business as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each CPUH Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, Pubco or any other Person, either express or implied, and each CPUH Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, Pubco nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.18 PIPE Investment. CPUH has delivered to the Company true and complete copies of the Subscription Agreements as of the date hereof.

Section 4.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO EITHER THE COMPANY OR PUBCO, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE CPUH PARTIES NOR ANY OTHER PERSON MAKES, AND EACH CPUH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY CPUH PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY CPUH PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH CPUH PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY EITHER THE COMPANY OR PUBCO, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF EITHER THE COMPANY OR PUBCO ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF EACH OF THE COMPANY AND PUBCO, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY CPUH PARTY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5

COVENANTS

Section 5.1 Conduct of Business of the Company and Pubco.

(a) From and after the date of this Agreement until the earlier of the Intermediate Merger Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries (including Pubco) to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules or as expressly consented to in writing by CPUH (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the Business in the ordinary course consistent with past practice, in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company and its Subsidiaries; provided that in no event shall the Company’s and its Subsidiaries’ compliance with Section 5.1(b) constitute a breach of this Section 5.1(a); and provided further, that any action taken, or omitted to be taken in good faith, by the Company or any of its Subsidiaries, or by the Company Board or the board of directors of any Subsidiary, to the extent such act or omission is reasonably determined by the Company, such Subsidiary, the Company Board or the board of directors of the relevant Subsidiary to be reasonably necessary or advisable to comply with any Pandemic Measures and is taken to preserve the continuity of the Business and/or the health and safety of the Company’s employees, shall in no event be deemed to constitute a breach of this Section 5.1; provided, however, that the Company shall give CPUH prior written notice of any such act or omission to the extent reasonably practicable (and consider in good faith any suggestions or modifications from CPUH with respect thereto) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause, the Company shall instead give such written notice to CPUH promptly after such act or omission.

(b) Without limiting the generality of the foregoing, during the Interim Period, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, including the Company’s consummation of the Incremental Financing, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as expressly consented to in writing by CPUH (such consent, other than in the case of Section 5.1(b)(i), (ii), (iii), (iv), (v), (vi), (viii), (xii) (solely relating to the Company’s directors and officers), (xvi), (xvii), (xviii), (xix), (xx), (xxi), (xxiv), (xxv) or (xxvii) to the extent that it relates to those Sections, not to be unreasonably withheld, conditioned or delayed), not do, and shall cause its Subsidiaries (including Pubco) not to do, any of the following:

(i) declare, set a record date for, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any of its issued and outstanding Equity Securities, or repurchase, cancel, redeem, facilitate a capital reduction in respect of or otherwise acquire any of its issued and outstanding Equity Securities or any securities convertible into (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable for its Equity Securities, or offer to do any of these things;

(ii) (A) merge, consolidate, combine or amalgamate with any Person, or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Securities in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, limited liability company, joint venture, association or other business entity or organization or division thereof;

(iii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities or issue any other security in respect of, in lieu of or in substitution for its Equity Securities;

(iv) purchase, repurchase, redeem or otherwise acquire any Equity Securities of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such Equity Securities, (ii) the withholding of Company Shares to satisfy Tax obligations with respect to Company Options and Company RSU Awards, (iii) repurchases of Equity Securities from former employees, officers, directors, consultants or other persons who performed services for the Company or its Subsidiaries in connection with the cessation of such employment or service, or (iv) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(v) adopt or propose that its stockholders approve or adopt any amendments, supplements, restatements or modifications to its Governing Documents, or form or cause to be formed any Subsidiary of the Company;

(vi) (A) sell, assign, transfer, convey, abandon, lease, license, allow to lapse or expire or otherwise dispose of any material assets or properties (including the Leased Real Property but excluding Intellectual Property Rights), other than obsolete assets or properties or in the ordinary course of business, or (B) create, subject to or incur any Lien (other than a Permitted Lien) in respect of any material assets or properties (including the Leased Real Property but excluding Intellectual Property Rights);

(vii) acquire any ownership interest in any real property;

(viii) transfer, issue, deliver, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any of its Equity Securities or the Equity Securities of any Subsidiary, as applicable, or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating it to transfer, issue, deliver, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a Lien, any of its Equity Securities or the Equity Securities of any Subsidiary, as applicable, in each case, other than in connection with the Revenue Interest Financing (solely pursuant to the terms of the agreements underlying such arrangements set forth in the forms thereof made available to CPUH), pursuant to the terms of the Company Convertible Notes as a result of the Convertible Notes Conversion or the exercise of any Company Option or Company Warrant pursuant to the terms thereof or issuance of Company Common Stock upon the vesting of any Company RSU Award;

(ix) (A) incur, create, assume or otherwise become liable for (whether directly, contingently or otherwise) or guarantee for the benefit of another Person, any Indebtedness in excess of $1,000,000 (other than the Revenue Interest Financing solely pursuant to the terms of the agreements underlying such arrangements set forth in the forms thereof made available to CPUH), and equipment financing and trade payables incurred in the ordinary course of Business), individually or in the aggregate or (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company;

(x) enter into, amend, modify, waive any material benefit or right under, novate, assign, assume or terminate or rescind any Material Contract or any Government Contract or any Contract that would be a Material Contract or Government Contract if entered into prior to the date hereof (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract or Government Contract or Contract that would be a Material Contract if entered into prior to the date hereof pursuant to its terms, or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract or Government Contract);

(xi) make any loans, advances or capital contributions of money or other property to, or guarantees for the benefit of, or any investments in, any Person, other than (A) the reimbursement of expenses of employees in the ordinary course of business, (B) among the Company and its Subsidiaries and (C) prepayments and deposits paid to suppliers of the Company and its Subsidiaries in the ordinary course of business;

(xii) except as required by Law or under the terms of any Employee Benefit Plan as in effect on the date of this Agreement, (A) amend or modify in any respect, adopt, enter into, alter, waive any benefit or right under or terminate or rescind any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase or agree to increase the compensation, bonus or other material benefits payable, or pay or agree to pay any bonus (other than any bonus payable in respect of 2022 that is paid in the ordinary course of business consistent with past practice) to, any current or former director, officer, manager, employee or other individual service provider, other than, in each case, individual annual and merit-based raises in the salary or wages of any current employee of up to fifty percent (50%) of such employee’s salary or wages as of the date of this Agreement, (C) take any action to accelerate any payment, right to payment or benefit, or the vesting or funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, officer, manager, employee or other individual service provider, (D) pay or agree to pay any severance or change in control pay or benefits, retention pay or benefits or any similar payments or benefits, or otherwise increase the severance or change in control pay or benefits, retention pay or benefits or any similar payments or benefits of any current or former executive, director, manager, officer, employee or other individual service provider, or (E) grant any equity or equity-based awards or interests to any current or former employee, officer, director or individual service provider, other than grants to current and new employees, officers, directors and service providers pursuant to the Company Equity Plans up to the aggregate number of shares set forth on Section 5.1(b)(xii) of the Company Disclosure Schedules;

(xiii) other than with respect to Key Employees of the Company or its Subsidiaries who receive annual compensation less than $300,000, (A) terminate the employment of any Key Employee of the Company or its Subsidiaries other than for cause (as determined by the Company or its Subsidiaries in their sole reasonable discretion) or (B) hire any Key Employees of the Company or its Subsidiaries whose employment is not terminable at will;

(xiv) except as required by Law, (A) modify, extend, or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or (B) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(xv) waive the restrictive covenant obligations of any current or former employee or independent contractor of the Company or its Subsidiaries;

(xvi) make, change or revoke any material Tax election or material Tax accounting method, file any material Tax Return in a manner inconsistent with past practice, amend any material Tax Return, enter into any agreement with a Governmental Entity with respect to a material amount of Taxes, settle or compromise any material Tax liability or any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, surrender or allow to expire any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the statutory period of limitation applicable to any material Tax attribute, claim or assessment or enter into any Tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes);

(xvii) waive, release, compromise, settle or satisfy any pending or threatened claim or compromise or settle any Liability, whether by Contract or otherwise, the performance of which would, at any time (A) involve the payment of more than $1,000,000 in the aggregate, (B) impose any material, non-monetary obligations on it (or CPUH or any of its Affiliates after the Closings), (C) require it to accept or concede material injunctive relief or (D) involve a Governmental Entity or alleged criminal wrongdoing;

(xviii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

(xix) change the Company’s accounting principles, policies, procedures, practices or methods in any material respect, or make any change which would materially affect the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than changes that are made in accordance with GAAP or PCAOB standards;

(xx) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement and the Ancillary Documents;

(xxi) enter into any Contract or other arrangement that materially restricts its or its Affiliates’ ability to engage or compete in any material line of business or enter into a new material line of business (other than Contracts with distributors entered into in the ordinary course of business consistent with past practice);

(xxii) make any capital expenditure that in the aggregate exceeds $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent with the capital expenditures budget set forth in Section 5.1(b)(xxii) of the Company Disclosure Schedules;

(xxiii) voluntarily fail to maintain in full force and effect material insurance policies covering it and its Affiliates and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xxiv) enter into any transaction or amend in any material respect any existing Contract with any Company Related Party excluding, to the extent permitted under Section 5.1(b)(xii), ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses;

(xxv) make any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules;

(xxvi) sell, assign, transfer, convey, abandon, lease, license, allow to lapse or expire, or otherwise dispose of, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on, any Intellectual Property Rights, except granting non-exclusive licenses pursuant to clinical trial agreements, supply agreements or distribution agreements in which clinical trials, supply services or distribution services are being performed for the Company or any of its Subsidiaries, in each case, that are entered into by the Company or any of its Subsidiaries in the ordinary course of business and where the grant of rights to use any Intellectual Property Rights are incidental, and not material to, any performance under each such agreement; or

(xxvii) enter into any Contract to take or cause to be taken, or otherwise become obligated to take or cause to be taken, any of the actions set forth in this Section 5.1(b).

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give CPUH, directly or indirectly, the right to control or direct the operations of the Company prior to the Intermediate Merger Closing.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the conditions to the Closings set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to solicit proxies in connection with the CPUH Stockholder Approval, (iii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, the Revenue Interest Financing, and the Fortress Financing on the terms set forth in the applicable agreements made available to CPUH and (iv) the Company taking, or causing to be taken, all actions necessary or advisable to cause all Related Party Contracts and accounts set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated or settled, effective as of the Intermediate Merger Closing without any further obligations or liabilities to the Company or any of its Affiliates (including, from and after the Intermediate Merger Effective Time, the Surviving Corporation)), and obtaining evidence reasonably satisfactory to CPUH that such agreements and accounts have been terminated or settled, effective prior to the Intermediate Merger Closing. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Documents. The Company shall pay any filing fees required in connection with obtaining such Consents of Governmental Entities (including that the Company shall pay the HSR Act filing fee (the “HSR Fee”)); provided that, subject to Section 8.6, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (A) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement, and (B) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. CPUH shall promptly inform the Company of any communication between any CPUH Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform CPUH of any communication between the Company or any of its Affiliates, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of CPUH and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities, (2) terminate, amend or assign existing relationships and contractual rights or obligations, including licenses, or (3) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party, except with CPUH’s and the Company’s prior written consent.

(b) During the Interim Period, and unless prohibited by applicable Law, the CPUH Parties, on the one hand, and the Company and Pubco, on the other hand, shall give counsel for the Company (in the case of any CPUH Party) or CPUH (in the case of the Company and Pubco) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any CPUH Party, the Company, or, in the case of the Company and Pubco, CPUH in advance.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) During the Interim Period, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to CPUH and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company or, in light of COVID-19 or any Pandemic Measures, jeopardize the health or safety of any employee of the Company (which may require remote and telephonic meetings)). Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to CPUH or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any CPUH Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) During the Interim Period, upon reasonable advance written notice, CPUH shall provide, or cause to be provided, to the Company, Pubco and their respective Representatives during normal business hours reasonable access to the directors, officers, books and records of the CPUH Parties (in a manner so as to not interfere with the normal business operations of the CPUH Parties or, in light of COVID-19 or any Pandemic Measures, jeopardize the health or safety of any employee of the CPUH Parties (which may require remote and telephonic meetings)). Notwithstanding the foregoing, CPUH shall not be required to provide, or cause to be provided, to the Company, Pubco or any of their respective Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any CPUH Party is subject, (B) result in the disclosure of any trade secrets, (C) violate any legally-binding obligation of any CPUH Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any CPUH Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), CPUH shall use, and shall cause the other CPUH Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a CPUH Party, on the one hand, and the Company, Pubco or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that CPUH shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Intermediate Merger Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), 5.7 and 5.8, none of the Parties or any of their respective Representatives or Affiliates shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closings, the Company and CPUH or, after the Closings, the Surviving Corporation; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closings, the disclosing Party and its Representatives shall, where permitted under applicable Law and feasible with regard to any time limits imposed thereby in relation to making such announcement or other communication, use reasonable best efforts to consult with the Company, if the disclosing party is any CPUH Party, or with CPUH, if the disclosing party is the Company or Pubco, prior to making such announcement or other communication, to review such announcement or communication and to give such non-disclosing party the opportunity to comment thereon, in which case the disclosing Party shall consider such comments in good faith, or (B) after the Closings, the disclosing Party and its Representatives shall, where permitted under applicable Law and feasible with regard to any time limits imposed thereby in relation to making such announcement or other communication, use reasonable best efforts to consult with the Surviving Corporation prior to making such announcement or other communication and to consider any comments of the Surviving Corporation thereon in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4, and (iii) upon advance written notice to the other Party, to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the CPUH Parties, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and CPUH prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, CPUH shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to such filing and CPUH shall consider such comments in good faith. The Company, on the one hand, and CPUH, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CPUH, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the CPUH Merger Effective Time, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Intermediate Merger Effective Time (but in any event within four (4) Business Days after the Intermediate Merger Effective Time), CPUH shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release, a description of the Closings and the required pro forma financial statements and the historical financial statements prepared by the Company and its accountants, in each case, as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to such filing and CPUH shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) The Parties (i) shall not knowingly take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment and (ii) shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” (within the meaning of Section 1313(a) of the Code).

(b) The Parties hereby adopt this Agreement as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c) CPUH and the Company shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by each of them, in connection with the filing or amendment of any Tax Returns or any audit or other proceeding with respect to Taxes of the Surviving Corporation, the Surviving Subsidiary Company, and with each other and their respective counsel to document and support the Tax treatment of the Mergers in a manner consistent with the Intended Tax Treatment letters. Such cooperation shall include the retention and (upon the other’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Returns or audit or other proceeding and within such Party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC (or its staff) requests or requires that Tax opinions be prepared and submitted in such connection, each Party shall use reasonable best efforts to deliver customary Tax representation letters (not to be inconsistent with this Agreement) satisfactory to the applicable Tax counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC or such other date(s) as determined by such Tax counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement. If the SEC (or its staff) requests or requires any opinion on the United States federal income tax treatment of, or the United States federal income tax consequences to Company Stockholders of, the Intermediate Merger or Final Merger (or other United States federal income tax consequences to Company Stockholders), the Company shall cause such opinion (as so required or requested) to be provided by one of its advisors. If the SEC (or its staff) requests or requires any opinion on the United States federal income tax treatment of the CPUH Merger or other United States federal income tax consequences to CPUH Stockholders, CPUH shall cause such opinion (as so required or requested) to be provided by one of its advisors.

Section 5.6 Exclusive Dealing.

(a) Except in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, during the Interim Period, the Company shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal, (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Affiliates and Representatives), or otherwise afford access to the business, properties, assets or personnel of the Company or any of its Subsidiaries, in each case, in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal, (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal, (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company), or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) The Company shall (i) notify CPUH promptly upon receipt of any Company Acquisition Proposal by the Company or Pubco, describing the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Person(s) making such Company Acquisition Proposal, unless the Company is bound by any confidentiality obligation entered into prior to the date hereof prohibiting the disclosure of such identity), and (ii) keep CPUH fully informed on a current basis of any modifications to such offer or information.

(c) Except in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including the PIPE Financing), during the Interim Period, the CPUH Parties shall not, and each of them shall direct their Representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a CPUH Acquisition Proposal, (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Affiliates and Representatives), or otherwise afford access to the business, properties, assets or personnel of the CPUH Parties, in each case, in connection with, or that would reasonably be expected to lead to, a CPUH Acquisition Proposal, (iii) enter into any Contract or other arrangement or understanding regarding a CPUH Acquisition Proposal, (iv) prepare or take any steps in connection with an offering of any securities of any CPUH Party (or any Affiliate or successor of any CPUH Party), or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. CPUH agrees to (A) notify the Company promptly upon any CPUH Party obtaining any CPUH Acquisition Proposal, and to describe the terms and conditions of any such CPUH Acquisition Proposal in reasonable detail (including the identity of any Person making such CPUH Acquisition Proposal, unless any CPUH Party is bound by any confidentiality obligation entered into prior to the date hereof prohibiting the disclosure of such identity), and (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information.

Section 5.7 Preparation of Registration Statement/Proxy Statement and Resale Registration Statement. As promptly as practicable following the date of this Agreement, (a) CPUH, the Company and Pubco shall jointly prepare and CPUH and Pubco, as applicable, shall file with the SEC, mutually acceptable materials which shall include the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be filed by CPUH with the SEC as part of the Registration Statement/Proxy Statement of Pubco and sent to the Pre-Closing CPUH Stockholders soliciting proxies from such stockholders to obtain the CPUH Stockholders Approval at the CPUH Stockholders Meeting, (b) Pubco shall prepare (with CPUH’s reasonable cooperation, including causing its Subsidiaries and Representatives to cooperate) and file with the SEC a registration statement on Form S-4 or such other applicable form, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of, to the extent permitted by the rules and regulations promulgated by the SEC, the Pubco Common Stock and Assumed Warrants issuable in connection with the Intermediate Merger and the Pubco Common Stock and Pubco Warrants issuable in connection with the CPUH Merger (other than the Pubco Common Stock and Assumed Warrants to be received by the Specified Company Support Stockholders pursuant to Section 2.1(a)(xv)) (the “Registration Statement”, and together with the Proxy Statement/Prospectus, the “Registration Statement/Proxy Statement”) and (c) Pubco shall prepare (with CPUH’s reasonable cooperation, including causing its Subsidiaries and Representatives to cooperate) and file with the SEC a registration statement on Form S-1 in connection with the registration under the Securities Act of, to the extent permitted by the rules and regulations promulgated by the SEC, the Pubco Common Stock and Assumed Warrants to be received by Specified Company Support Stockholders pursuant to Section 2.1(a)(xv), in order to enable the Surviving Corporation to file the Resale Registration Statement with the SEC as soon as reasonably practicable following the Closings, and in any event within thirty (30) days of the Closings (the “Resale Registration Statement”). Any lodgement and filing fees in connection with the filing of the Registration Statement/Proxy Statement with the SEC, and any fees and expenses incurred in connection with the preparation and distribution of the Registration Statement/Proxy Statement, shall, in each case, be borne by CPUH (the “Registration Statement Expenses”). Each of CPUH, Pubco and the Company shall use its reasonable best efforts to (i) cause the Registration Statement/Proxy Statement and the Resale Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company and its Subsidiaries, by the provision of audited financial statements (in accordance with PCAOB standards) of, and any other information with respect to, the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement or the Resale Registration Statement, as applicable, under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC) and using reasonable best efforts to cause the Company’s auditors to deliver the required audit opinions and consents, and (ii) promptly notify the other Party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; and each of CPUH, the Company and Pubco shall use its reasonable best efforts to (A) have the Registration Statement/Proxy Statement and Resale Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and (B) keep the Registration Statement/Proxy Statement effective through the Closings in order to permit the consummation of the transactions contemplated by this Agreement. CPUH, on the one hand, and the Company and Pubco, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Affiliates and Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of CPUH or Pubco to the SEC, NYSE or in connection with the transactions contemplated by this Agreement and the Ancillary Documents (including the Signing Filing and the Closing Filing), including, for the avoidance of doubt, the Company providing for the Registration Statement/Proxy Statement its audited consolidated balance sheets as of December 31, 2022 and December 31, 2021 and its related consolidated statements of income (loss), changes in shareholders’ equity and cash flows for the fiscal years then ended, audited in accordance with applicable PCAOB auditing standards (the “Additional Company Financial Statements”), and necessary pro forma financial statements. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement or the Resale Registration Statement, then (1) such Party shall promptly inform, in the case of any CPUH Party, the Company thereof, or, in the case of the Company or Pubco, CPUH thereof, (2) such Party shall prepare and mutually agree upon with, in the case of CPUH, the Company and Pubco, or, in the case of the Company or Pubco, CPUH (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement or the Resale Registration Statement, (3) Pubco and CPUH, as applicable, shall promptly file such mutually agreed upon amendment or supplement with the SEC, and (4) the Parties shall reasonably cooperate, if appropriate, in promptly mailing such amendment or supplement to the Pre-Closing CPUH Stockholders. The Proxy Statement/Prospectus shall include materials for the approval by the Pre-Closing CPUH Stockholders of (i) a new equity incentive plan (the “New Equity Incentive Plan”) and (ii) to the extent required by applicable Securities Laws or the NYSE listing requirements, the new ESPP. The New Equity Incentive Plan will provide for awards of incentive stock options, non-statutory stock options and other stock-based awards (including restricted stock units) as determined by the administrator of the New Equity Incentive Plan in its sole discretion. The Company shall, with the assistance of a compensation consultant selected by the Company (with all fees and expenses of such consultant to be borne solely by the Company (the “New Equity Incentive Plan Fees”)), provide a proposed form of the New Equity Incentive Plan within 30 days after the date of this Agreement. CPUH shall have a right to review and approve the New Equity Incentive Plan in advance, such approval not to be unreasonably withheld, conditioned or delayed, and the Parties shall otherwise cooperate to include such terms and conditions as are customary and appropriate for the New Equity Incentive Plan. Prior to the Intermediate Merger Effective Time, Pubco shall approve and adopt the New Equity Incentive Plan. To the extent not prohibited by Law, Pubco shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Pubco Common Stock, Pubco Warrants and Assumed Warrants for offering or sale in any jurisdiction, and Pubco, CPUH and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any of its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement or the Resale Registration Statement will, at the time the Registration Statement/Proxy Statement or the Resale Registration Statement, respectively, is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 CPUH Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, CPUH shall (a) duly give notice of, and (b) in any case within twenty-five (25) Business Days of such effectiveness, duly convene and hold a meeting of its stockholders (the “CPUH Stockholders Meeting”) in accordance with the Governing Documents of CPUH, for the purposes of obtaining the CPUH Stockholder Approval and, if applicable, any approvals related thereto, and providing its stockholders with the opportunity to elect to effect a CPUH Stockholder Redemption. Except as required by applicable Law, CPUH shall, through its board of directors, recommend to its stockholders (i) the adoption and approval of this Agreement and each Ancillary Document to which CPUH is a party and the transactions contemplated hereby and thereby (including the Mergers), (ii) to the extent required by applicable Securities Laws or the NYSE listing requirements, the adoption and approval of the issuance of Pubco Common Stock in connection with the transactions contemplated by this Agreement, as required by NYSE listing requirements, (iii) to the extent required by applicable Securities Laws or the NYSE listing requirements, the adoption and approval of the Required Governing Document Proposals, (iv) to the extent required by applicable Securities Laws or the NYSE listing requirements, the adoption of the New Equity Incentive Plan and the New ESPP, (v) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, (vi) the adoption and approval of each other proposal reasonably agreed by CPUH, Pubco and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, and (vii) the adoption and approval of a proposal for the adjournment of the CPUH Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (vii), the “Required Transaction Proposals”); provided that CPUH may postpone or adjourn the CPUH Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the CPUH Stockholder Approval, (B) for the absence of a quorum or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that CPUH has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing CPUH Stockholders prior to the CPUH Stockholders Meeting; provided, further, that, without the consent of the Company, unless required by Law, (i) CPUH may only adjourn the CPUH Stockholders Meeting two (2) times, and (ii) in no event shall CPUH adjourn the CPUH Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as required by applicable Law, the recommendation of the board of directors of CPUH contemplated by the preceding sentence shall be included in the Registration Statement/Proxy Statement.

Section 5.9 Merger Sub and Pubco Approvals.

(a) As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, (a) CPUH, as the sole stockholder of Merger Sub I, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub I is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) and (b) CPUH, as the sole member of Merger Sub II, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub II is or will be a party and the transactions contemplated hereby and thereby (including the Mergers).

(b) As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, (a) the Company, as the sole stockholder of Pubco, will approve and adopt this Agreement, the Ancillary Documents to which Pubco is or will be a party (except for the Pubco Governing Documents, the New ESPP and the New Equity Incentive Plan, which shall be approved, pursuant to Section 5.19, promptly following the mutual agreement between CPUH and the Company of the forms thereof and, in any event, prior to the initial filing of the Registration Statement/Proxy Statement with the SEC) and the transactions contemplated hereby and thereby (including the Mergers) (together with the stockholder consent of Pubco contemplated by Section 5.19, the “Pubco Stockholder Written Consent”).

Section 5.10 Conduct of Business of CPUH. During the Interim Period, CPUH shall not, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the CPUH Merger, the PIPE Financing or any Sponsor Loans), as required by applicable Law, as set forth on Section 5.10 of the CPUH Disclosure Schedules, to reasonably comply with any applicable Pandemic Measures or as expressly consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) seek an approval from the Pre-Closing CPUH Stockholders to amend, supplement, restate or modify the Trust Agreement, the Warrant Agreement or the Governing Documents of any CPUH Party or any of their Subsidiaries, or otherwise adopt any such amendments, supplements, restatements or modifications to;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any issued and outstanding Equity Securities of CPUH or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any issued and outstanding Equity Securities of CPUH or any of its Subsidiaries, as applicable, other than in connection with the CPUH Stockholder Redemption;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create, guarantee or assume (whether directly, contingently or otherwise) any Indebtedness, except (i) for Indebtedness for borrowed money in an amount not to exceed $1,000,000 in the aggregate and (ii) as permitted pursuant to Section 5.11;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, CPUH or any of its Subsidiaries;

(f) issue any Equity Securities of CPUH or any of its Subsidiaries or grant any options, warrants or stock appreciation rights with respect to Equity Securities of CPUH or any of its Subsidiaries;

(g) enter into, renew, modify or revise any CPUH Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a CPUH Related Party Transaction), other than the entry into any Contract with a CPUH Related Party with respect to the incurrence of Indebtedness permitted by Section 5.10(d);

(h) engage in any activities or business, or incur any material Liabilities, other than with respect to any activities, business or Liabilities that are (i) either otherwise permitted under this Section 5.10 (including, for the avoidance of doubt, any activities, business or Liabilities contemplated by, or Liabilities incurred in connection with, or that are otherwise incidental or attendant to, this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with or consented to by the Company pursuant to this Section 5.10, (ii) in connection with or incidental or related to its continuing corporate (or similar) existence or it being (or continuing to be) a public company listed on NYSE, or (iii) which are administrative or ministerial in nature and, in the case of this clause (iii), which are not material;

(i) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving CPUH or its Subsidiaries;

(j) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement;

(k) make, change or revoke any material Tax election or material Tax accounting method, file any material Tax Return in a manner inconsistent with past practice, amend any material Tax Return, enter into any agreement with a Governmental Entity with respect to a material amount of Taxes, settle or compromise any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, surrender any right to claim a refund a material amount of Taxes, consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim or assessment, or enter into any Tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes);

(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Proceeding);

(m) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices except changes that are made (i) in accordance with PCAOB standards, or (ii) as required by any Securities Law or any Order, directive, guideline, recommendation, statement, comment or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with the Company;

(n) create any new Subsidiary (other than Merger Sub I and Merger Sub II); or

(o) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of CPUH, and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, CPUH from using the funds held by CPUH outside the Trust Account to pay any Liabilities or other expenses of CPUH or from otherwise distributing or paying over any funds held by CPUH outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closings; provided, that prior to any distribution or payment of any funds to the Sponsor or any of its Affiliates pursuant to the foregoing sentence, CPUH shall cause any Indebtedness of CPUH payable or owing to the Sponsor or any of its Affiliates to be paid in full and discharged with no further Liability or obligation of CPUH.

Section 5.11 CPUH Borrowings; Indebtedness. During the Interim Period, CPUH shall be allowed to borrow from Sponsor or any of its Affiliates to meet CPUH’s reasonable funding requirements, with any such loans to be made on a non-interest bearing basis (including under any existing loans between CPUH and Sponsor, working capital loans or pursuant to that certain Administrative Services Agreement, dated February 4, 2021, between CPUH and Sponsor) (collectively, the “Sponsor Loans”). On the Closing Date, (a) $2,500,000 of such Sponsor Loans outstanding as of the Closing Date shall be paid at the Closing from the funds available in the Trust Account or from proceeds of the PIPE Financing or Revenue Interest Financing (or, if not so paid, by the Surviving Corporation), by wire transfer of immediately available funds to one or more accounts designated by Sponsor or such Affiliate and at the Intermediate Merger Effective Time, (b) in the event the aggregate amount of Sponsor Loans outstanding as of the Closing Date is greater than $2,500,000 (such excess, the “Sponsor Loan Excess”), the Sponsor Loan Excess, up to an amount not to exceed $5,250,000 (the “Sponsor Loan Equity Conversion Cap”), outstanding as of the Closing Date shall be converted into shares of Pubco Common Stock, equivalent in value to the amount of such Sponsor Loan Excess (capped at the Sponsor Loan Equity Conversion Cap), at a price per share of Pubco Common Stock of $7.04 and (c) with respect to any Sponsor Loan Excess above the Sponsor Loan Equity Conversion Cap (such excess, the “Extinguishable Sponsor Loan Excess”), such Extinguishable Sponsor Loan Excess shall be fully extinguished and forgiven and CPUH and the Surviving Corporation shall have no obligation to pay such excess amounts; provided that, notwithstanding anything in this Agreement to the contrary, the Company may, in its sole discretion, pursuant to an election by the Company made prior to the Closings, repay on the Closing Date some or all of the Sponsor Loan Excess, up to the Sponsor Loan Equity Conversion Cap, in cash.

Section 5.12 Stock Exchange Listing.

(a) From the date hereof through the Closing Date, CPUH shall ensure CPUH remains listed as a public company on NYSE. Each of CPUH, the Company and Pubco shall use its reasonable best efforts to, as promptly as reasonably practicable after the date of this Agreement (and in any event, as of immediately prior to or at the Intermediate Merger Effective Time), (a) cause the Pubco Common Stock to be issued in connection with the transactions contemplated by this Agreement, including the shares of Pubco Common Stock to be issued under this Agreement as Aggregate Intermediate Merger Closing Merger Consideration and CPUH Merger Consideration, and the Pubco Warrants (and the Pubco Common Stock issuable upon exercise thereof) to be approved for listing on the NYSE, as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date, (b) satisfy any applicable initial and continuing listing requirements of NYSE, and (c) cause the name of Pubco to be changed to “Allurion Technologies, Inc.” with the trading ticker “ALUR,” with effect from the Closing Date. During the Interim Period, each Party shall, as promptly as reasonably practicable, notify the other Parties of any material communications or correspondence received by such Party from NYSE regarding compliance with the rules and regulations of NYSE, and any potential suspension or delisting action contemplated or threatened by NYSE.

(b) From the date hereof through the CPUH Merger Effective Time, CPUH will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

(c) Prior to the CPUH Merger Effective Time, CPUH shall cooperate with Pubco and, with respect to CPUH, shall use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to de-list all securities of CPUH from NYSE and de-register such securities under the Exchange Act as soon as practicable following the CPUH Merger Effective Time.

Section 5.13 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Intermediate Merger Closing, CPUH shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Pre-Closing CPUH Stockholders pursuant to the CPUH Stockholder Redemption, (B) pay the amounts, if any, due to the underwriters of CPUH’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to CPUH in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.14 Company Stockholder Approval. As promptly as reasonably practicable (and in any event within forty-eight (48) hours) following the date that the Registration Statement becomes effective (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to CPUH a true and correct copy of a written consent (in form and substance reasonably satisfactory to CPUH) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL and the Company’s Governing Documents (including the Company Stockholder Approval) (the “Company Stockholder Written Consent”). The Company shall recommend to the Company Stockholders the approval and adoption of this Agreement and the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers). The Company shall provide to holders of the Company Convertible Notes and the Company Warrants any notices required to be delivered to such holders, and shall provide CPUH and its counsel reasonable opportunity to review and comment on any notices or deliverables pursuant to the documentation governing such Company Convertible Notes or Company Warrants prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by CPUH and its counsel with respect thereto.

Section 5.15 CPUH Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of each CPUH Party, as provided in the applicable CPUH Party’s Governing Documents in effect as of immediately prior to the CPUH Merger Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the CPUH Merger Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the CPUH Merger Effective Time for a period of six (6) years, and (ii) the Surviving Corporation will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, the Surviving Corporation shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable CPUH Party’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the CPUH Parties’ Governing Documents or in other applicable agreements in effect as of immediately prior to the CPUH Merger Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the CPUH Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the CPUH Merger Effective Time or at any time prior to such time, were directors or officers of any CPUH Party (the “CPUH D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the CPUH Merger Effective Time by reason of the fact that such CPUH D&O Person was a director or officer of any CPUH Party prior to the CPUH Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The Surviving Corporation shall not have any obligation under this Section 5.15 to any CPUH D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such CPUH D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Pubco or CPUH shall purchase, at the expense of CPUH (subject to Section 8.6), at or prior to the CPUH Merger Closing and maintain in effect for a period of six (6) years after the CPUH Merger Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the CPUH Parties as of the date of this Agreement with respect to any acts, errors or omissions occurring on or prior to the CPUH Merger Effective Time (the “CPUH D&O Tail Policy”). Such “tail” policy or policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under CPUH’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Pubco and CPUH shall not be required to pay a premium for such “tail” policy or policies in excess of the amount set forth on Section 5.15(c) of the CPUH Disclosure Schedules (the “CPUH Maximum Amount”), and if such insurance is not available or exceeds the CPUH Maximum Amount, then CPUH shall purchase the maximum coverage available for a cost not exceeding the CPUH Maximum Amount.

(d) If, following the CPUH Merger Effective Time, the Surviving Corporation (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.15.

(e) The CPUH D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of CPUH.

Section 5.16 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of the Company and its Subsidiaries, as provided in the Company’s and its Subsidiaries’ Governing Documents in effect as of immediately prior to the Intermediate Merger Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Intermediate Merger Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Intermediate Merger Effective Time for a period of six (6) years, and (ii) the Surviving Corporation will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, the Surviving Corporation shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company’s and its Subsidiaries’ Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the Company’s and its Subsidiaries’ Governing Documents or in other applicable agreements in effect as of immediately prior to the Intermediate Merger Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Intermediate Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Intermediate Merger Effective Time or at any time prior to such time, were directors or officers of the Company or any of its Subsidiaries (the “Company D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Intermediate Merger Effective Time by reason of the fact that such Company D&O Person was a director or officer of the Company prior to the Intermediate Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Surviving Corporation, the Company or any of its Subsidiaries shall have any obligation under this Section 5.16 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Intermediate Merger Effective Time, and the Surviving Corporation shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Intermediate Merger Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company or its Subsidiaries immediately prior to the Intermediate Merger Effective Time with respect to any acts, errors or omissions occurring on or prior to the Intermediate Merger Effective Time (the “Company D&O Tail Policy”). Such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies in effect immediately prior to the Intermediate Merger Effective Time; provided that the Company shall not be required to pay an aggregate premium for such “tail” policy or policies in excess of three hundred percent (300%) of the most recent aggregate annual premium paid by the Company prior to the date of this Agreement (the “Company Maximum Amount”), and if such insurance is not available or exceeds the Company Maximum Amount, then the Company shall purchase the maximum coverage available for a cost not exceeding the Company Maximum Amount. Notwithstanding the foregoing in this Section 5.16(c), the Company in its sole discretion, in lieu of purchasing the Company D&O Tail Policy, may choose to maintain (and if so chosen, the Surviving Corporation shall maintain or cause to be maintained) for a period of six (6) years after the Intermediate Merger Effective Time, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company and its Subsidiaries immediately prior to the Intermediate Merger Effective Time with respect to any acts, errors or omissions occurring on or prior to the Intermediate Merger Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies immediately prior to the Intermediate Merger Effective Time.

(d) If, following the Intermediate Merger Effective Time, the Surviving Corporation (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.16.

(e) The Company D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16. This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pubco.

Section 5.17 Post-Closing Directors and Officers.

(a) Subject to the terms of their respective Governing Documents, each of the Company and Pubco shall take all such action within its power as may be necessary or appropriate such that immediately following the CPUH Merger Effective Time, the Pubco Board shall consist of seven (7) directors, a majority of whom shall be “independent” directors for purposes of NYSE rules (each, an “Independent Director”), to initially consist of:

(i) One (1) director to be nominated by Shantanu Gaur;

(ii) One (1) director to be nominated by Remus Capital;

(iii) One (1) director to be nominated by the Sponsor;

(iv) One (1) Independent Director to be nominated by Shantanu Gaur;

(v) One (1) Independent Director to be nominated by Remus Capital; and

(vi) Two (2) Independent Directors to be nominated by the Company, one of which to be designated by RTW in accordance with the RTW Side Letter;

in each case, who shall serve in such capacity in accordance with the terms of the Pubco Governing Documents and the Investor Rights Agreement following the CPUH Merger Effective Time, provided, that, the Company shall deliver or cause to be delivered by written notice to CPUH, as soon as reasonably practicable after the date hereof (but in any event prior to the effectiveness of the Registration Statement/Proxy Statement), the names of each director to be nominated pursuant to clauses (i), (ii), (iv), (v) and (vi) of this Section 5.17(a). Immediately following the CPUH Merger Effective Time, the non-executive co-chairman and lead independent director of the Pubco Board shall be as set forth on Section 5.17(a) of the Company Disclosure Schedules.

(b) The directors shall be divided into three classes, designated Class I, Class II and Class III, the composition of which shall be determined by the Company following the date of this Agreement. The members of the compensation committee, audit committee and nominating committee of the Pubco Board are the Persons determined in accordance with Section 5.17(c). The officers of Pubco (the “Officers”) are the Persons determined in accordance with Section 5.17(d).

(c) As soon as reasonably practicable after the date hereof (but in any event prior to the effectiveness of the Registration Statement/Proxy Statement), the Company shall, subject to applicable listing rules of NYSE and applicable Law, designate the members of the Pubco Board, as constituted immediately after the CPUH Merger Effective Time, who shall be the members of the compensation committee, audit committee and nominating committee of the Pubco Board immediately after the CPUH Merger Effective Time.

(d) The Persons identified on Section 5.17(d) of the Company Disclosure Schedules shall be the Officers immediately after the CPUH Merger Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any Person identified on Section 5.17(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer, then, no later than 20 days prior to the effectiveness of the Registration Statement/Proxy Statement, the Company may, subject to applicable listing rules of NYSE and applicable Law, replace such individual with another individual to serve as such Officer by amending Section 5.17(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.18 PIPE Subscriptions. Unless otherwise approved in writing by the Company, CPUH and Pubco shall not (other than changes that are solely ministerial and other de minimis changes) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, CPUH and Pubco shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein. Without limiting the generality of the foregoing, CPUH and Pubco shall give the Company prompt written notice (a) of any requested amendment to any Subscription Agreement, (b) of any breach or default, to the knowledge of CPUH, by any party to any Subscription Agreement, (c) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of CPUH, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement, and (d) if Pubco does not expect to receive all or any portion of the applicable purchase price under any Investor’s Subscription Agreement in accordance with its terms. Notwithstanding any other provision of this Agreement, each of CPUH and Pubco agree, for the benefit of the Company, to take all necessary, legally available steps to enforce against any Investor the terms of that Investor’s Subscription Agreement if the Investor is in material breach of its obligations thereunder, including any material breach caused by the Investor’s failure to fund its Subscription Amount (as defined in its Subscription Agreement) at the time and in the amount required pursuant to its Subscription Agreement (the “Subscription Agreement Enforcement”); provided, however, that CPUH will only be obligated to take an action in connection with the Subscription Agreement Enforcement to the extent that, prior to the taking of such action by CPUH, the Company has advanced to CPUH any and all fees, expenses, commissions or other amounts required to be paid or incurred in connection with such action (the “Subscription Agreement Enforcement Expenses”).

Section 5.19 Pubco Governing Documents, New ESPP and New Equity Incentive Plan.

(a) Promptly following the mutual agreement between CPUH, Pubco and the Company of the forms thereof and, in any event, prior to the initial filing of the Registration Statement/Proxy Statement with the SEC, the Pubco Board shall approve, and shall recommend that the Company, as the sole stockholder of Pubco, approve, (i)(A) the Amended and Restated Certificate of Incorporation of the Surviving Corporation and (B) the Amended and Restated Bylaws of the Surviving Corporation, which shall include, among other things, a provision pursuant to which certain Company Stockholders who hold Pubco Common Stock shall not effect any sale or distribution of any shares of Pubco Common Stock held by him, her or it during the lock-up period described therein (the documents described in the preceding clauses (A) and (B), the “Pubco Governing Documents”), in each case, in the forms mutually agreed upon by CPUH, Pubco and the Company, (ii) the New ESPP and (iii) the New Equity Incentive Plan.

(b) Promptly following the mutual agreement between CPUH, Pubco and the Company of the forms thereof and, in any event, prior to the initial filing of the Registration Statement/Proxy Statement with the SEC, the Company, as the sole stockholder of Pubco, shall approve (i) the Pubco Governing Documents, (ii) the New ESPP and (iii) the New Equity Incentive Plan, in each case, in the forms mutually agreed upon by CPUH, Pubco and the Company.

Section 5.20 Expense Statement. At least five (5) Business Days prior to the contemplated Closing Date, CPUH and the Company shall each deliver to the other a written statement setting forth a complete and accurate schedule of its good faith estimate of, in respect of CPUH, each Unpaid CPUH Expense, and in respect of the Company, each Unpaid Company Expense, as of the Closing Date.

Section 5.21 Transaction Litigation. During the Interim Period, CPUH, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder Proceeding, investigation, examination or inquiry, whether or not before any Governmental Entity (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or, to the knowledge of CPUH or to the knowledge of the Company, as applicable, threatened in writing against (a) in the case of CPUH, CPUH, any of CPUH’s Affiliates or any of their respective Representatives or stockholders (in their capacity as such), or (b) in the case of the Company, the Company, any of the Company’s Affiliates or any of their respective Representatives or stockholders (in their capacity as such). CPUH and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of CPUH (such consent not to be unreasonably withheld, conditioned or delayed) or (y) CPUH, any of CPUH’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.22 Employee Stock Purchase Plan. The Company shall, with the assistance of a compensation consultant selected by the Company (with all fees and expenses of such consultant to be borne solely by the Company (the “New ESPP Fees”)), provide a proposed form of employee stock purchase plan within 30 days after the date of this Agreement (the “New ESPP”). CPUH shall have a right to review and approve the New ESPP in advance, such approval not to be unreasonably withheld, conditioned or delayed, and the Parties shall otherwise cooperate provide that the New ESPP include such terms and conditions as are customary and appropriate for the New ESPP. Prior to the Intermediate Merger Effective Time, Pubco shall approve and adopt the New ESPP. Within two (2) Business Days following the expiration of the sixty (60) day period following the date the Surviving Corporation has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Surviving Corporation shall use its reasonable best efforts to file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Pubco Common Stock issuable under the New Equity Incentive Plan and/or the New ESPP, and the Surviving Corporation shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the New Equity Incentive Plan or acquired under the New ESPP remain outstanding. Notwithstanding the above, and despite the approval of the New ESPP by Pubco, the parties acknowledge and agree that the implementation of the New ESPP, and any grants thereunder, are subject to review and adoption by the Pubco Board after the Closings.

Section 5.23 Section 16 Matters. Prior to the CPUH Merger Closing, the Parties and their respective boards of directors, or appropriate committees of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, as applicable, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the acquisition of Pubco Common Stock pursuant to this Agreement and the Ancillary Agreements by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of the Surviving Corporation following the Closings shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.24 Company Support Agreements. During the Interim Period and subject to applicable law, the Company will use reasonable best efforts to obtain joinders to the Company Support Agreement (in the form attached to the Company Support Agreement) from Company Stockholders who, together with the Initial Company Support Stockholders, represent the requisite number of Company Shares to obtain the Company Stockholder Approval and the Related Party Termination Approval.

Section 5.25 CPUH Warrantholder Approval. Subject to the following sentence, as promptly as reasonably practicable following the date of this Agreement, CPUH, Pubco and the Company shall, in accordance with the terms and pursuant the documentation and timing to be mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), solicit the Requisite CPUH Warrantholder Approval and exercise reasonable best efforts to obtain the Requisite CPUH Warrantholder Approval. None of the Company, Pubco or CPUH shall incur any out of pocket fees, expenses, commissions or other amounts in connection with obtaining the Requisite CPUH Warrantholder Approval without the prior written consent of the other parties hereto (any such consent not to be unreasonably withheld, conditioned or delayed) (the “Warrantholder Solicitation Expenses”).

Section 5.26 Incremental Financing. From and after the date of this Agreement, the Company shall, in compliance with applicable Laws, including applicable Securities Laws, use reasonable best efforts to obtain gross cash proceeds of at least $15,000,000 of additional financing pursuant to one or more private sales by the Company of Company Common Stock or any other Equity Securities of the Company which shall, in accordance with their terms and without any action or consent of any holder thereof or any other Person, automatically convert into shares of Company Common Stock immediately prior to the Intermediate Merger Effective Time (such other equity securities, collectively, “Incremental Convertible Equity Securities” and such financing, collectively, the “Incremental Financing” ), by no later than April 30, 2023 (the “Incremental Financing Outside Date” ).

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate, or cause to be consummated, the transactions contemplated by this Agreement (including the Closings) are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists, of the following conditions at or prior to the Intermediate Merger Effective Time:

(a) the applicable waiting period (and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as applicable) under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement (including the Closings) shall be in effect;

(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Stockholder Written Consent shall have been obtained;

(e) the CPUH Stockholder Approval shall have been obtained;

(f) the Pubco Common Stock to be issued hereunder shall have been approved for listing on NYSE, subject only to official notice of issuance thereof, Pubco shall be able to satisfy any applicable initial and continuing listing requirements, as applicable, of NYSE immediately following the CPUH Merger Effective Time, and CPUH and Pubco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the CPUH Merger Effective Time;

(g) after giving effect to the transactions contemplated hereby (including the CPUH Stockholder Redemption and the PIPE Financing), CPUH shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) as of immediately prior to the CPUH Merger Effective Time;

(h) there being at least $70,000,000 in Net Closing Cash (the “Net Closing Cash Condition”); provided that (A) in the event that (1) Unpaid Company Expenses as of the Intermediate Merger Closing exceed the amount set forth on the Expense Allocation Schedule and (2) Unpaid CPUH Expenses as of the Intermediate Merger Closing do not exceed the amount set forth on Expense Allocation Schedule, then the Net Closing Cash Condition shall solely be a condition to the obligations of the CPUH Parties (and, for the avoidance of doubt, shall not be a condition to the obligations of the Company or Pubco) to consummate, or cause to be consummated, the transactions contemplated by this Agreement (including the Closings) and (B) in the event that (1) Unpaid CPUH Expenses as of the Intermediate Merger Closing exceed the amount set forth on the Expense Allocation Schedule and (2) Unpaid Company Expenses as of the Intermediate Merger Closing do not exceed the amount set forth the Expense Allocation Schedule, then the Net Closing Cash Condition shall solely be a condition to the obligations of the Company and Pubco (and, for the avoidance of doubt, shall not be a condition to the obligations of any CPUH Party) to consummate, or cause to be consummated, the transactions contemplated by this Agreement (including the Closings);

(i) the Revenue Interest Financing shall have been consummated by the Company and RTW; and

(j) the Fortress Financing shall have been consummated by the Company and Fortress.

Section 6.2 Other Conditions to the Obligations of the CPUH Parties. The obligations of the CPUH Parties to consummate, or cause to be consummated, the transactions contemplated by this Agreement (including the Closings) are subject to the satisfaction or, if permitted by applicable Law, waiver by CPUH (on behalf of itself and the Merger Subs), of the following further conditions at or prior to the Intermediate Merger Effective Time:

(a) (i) the Company and Pubco Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties set forth in Article 3 of this Agreement (other than the Company and Pubco Fundamental Representations and the representations and warranties set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, taken as a whole, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company and Pubco shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company and Pubco under this Agreement at or prior to the Intermediate Merger Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing;

(d) the approval of the sole stockholder of Pubco, as contemplated in Section 5.9 and 5.19, shall have been obtained;

(e) at or prior to the Intermediate Merger Closing, the Company shall have delivered, or caused to be delivered, to CPUH a certificate duly executed by an authorized officer of each of the Company and Pubco, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), 6.2(b) and 6.2(c) are satisfied, in a form and substance reasonably satisfactory to CPUH; and

(f) a pay-off letter in form and substance reasonably satisfactory to CPUH in connection with the repayment and termination of all Indebtedness under the Runway Loan Documents and Lien release documents with respect to all Liens in respect of such Indebtedness.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the transactions contemplated by this Agreement (including the Closings) are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company (on behalf of itself and Pubco), of the following further conditions at or prior to the Intermediate Merger Effective Time:

(a) (i) the CPUH Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “CPUH Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “CPUH Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) all other representations and warranties of the CPUH Parties set forth in Article 4 of this Agreement (other than the CPUH Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “CPUH Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “CPUH Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, has not had, and would not reasonably be expected to have, individually or in the aggregate, a CPUH Material Adverse Effect;

(b) the CPUH Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the CPUH Parties under this Agreement at or prior to the Intermediate Merger Closing;

(c) since the date of this Agreement, no CPUH Material Adverse Effect has occurred and is continuing;

(d) the approval of the sole stockholder of Merger Sub I and the approval of the sole member of Merger Sub II, each as contemplated in Section 5.9, shall each have been obtained; and

(e) at or prior to the Intermediate Merger Closing, CPUH shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of CPUH, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company.

Article 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the CPUH Merger Closing:

(a) by mutual written consent of CPUH and the Company;

(b) by CPUH, if any of the representations or warranties set forth in Article 3 of this Agreement shall not be true and correct, or if the Company or Pubco has failed to perform any covenant or agreement on the part of the Company or Pubco set forth in this Agreement (including an obligation to consummate the Closings), such that the condition to Closings set forth in either Section 6.2(a) or 6.2(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by CPUH, and (ii) the Termination Date; provided, however, that none of the CPUH Parties is then in breach of this Agreement so as to prevent the condition to Closings set forth in either Section 6.3(a) or 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 of this Agreement shall not be true and correct, or if any CPUH Party has failed to perform any covenant or agreement on the part of such applicable CPUH Party set forth in this Agreement (including an obligation to consummate the Closings), such that the condition to Closings set forth in either Section 6.3(a) or 6.3(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to CPUH by the Company, and (ii) the Termination Date; provided, however, that the Company and Pubco are not then in breach of this Agreement so as to prevent the condition to Closings set forth in Section 6.2(a) or 6.2(b) from being satisfied;

(d) by either CPUH or the Company, if the transactions contemplated by this Agreement (including the Closings) shall not have been consummated on or prior to August 7, 2023 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to CPUH if any CPUH Party’s breach of any of its covenants or obligations under this Agreement shall have caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s or Pubco’s breach of its covenants or obligations under this Agreement shall have caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either CPUH or the Company, if any Governmental Entity shall have enacted, issued, enforced or entered an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either CPUH or the Company, if the CPUH Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, CPUH’s stockholders have duly voted and the CPUH Stockholder Approval was not obtained;

(g) by CPUH, if the Company does not deliver or cause to be delivered to CPUH the Company Stockholder Written Consent in accordance with Section 5.14 on or prior to the Company Stockholder Written Consent Deadline;

(h) by CPUH, if the Company does not deliver or cause to be delivered, on or prior to the date that is thirty (30) days from the date hereof, to CPUH joinders to the Company Support Agreement in accordance with Section 5.24 from Company Stockholders (together with the Initial Company Support Stockholders) that represent the requisite number of Company Shares to obtain the Company Stockholder Approval and the Related Party Termination Approval; or

(i) by either CPUH or the Company, in the event that the Company has not consummated the transactions contemplated by the Incremental Financing on or prior to the Incremental Financing Outside Date.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for the Willful Breach of this Agreement by, or any Fraud of, such Party (in the case of the Company, the Company or Pubco, and, in the case of CPUH, CPUH or either Merger Sub).

Article 8
MISCELLANEOUS

Section 8.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement, or in any instrument, document or certificate delivered pursuant to this Agreement, shall terminate at the Final Merger Effective Time, except (a) for those covenants and agreements that, by their terms, contemplate performance after the Final Merger Effective Time, (b) for those representations and warranties set forth in Section 3.26, Section 3.30, 4.17 and 4.19 and (c) in the case of Fraud. This Section 8.1 shall expressly survive the Closings.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Company Disclosure Schedules, the CPUH Disclosure Schedules, any Exhibits hereto, the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, undertakings, representations and other arrangements, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) prior to the Closings, CPUH and the Company, and (b) from and after the Closings, the Surviving Corporation and the Sponsor. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only (a) prior to the Closings, by a written agreement executed and delivered by CPUH, each Merger Sub, Pubco and the Company, and (b) after the Closings, by a written agreement executed and delivered by Pubco and the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) (i) by delivery in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof, but excluding any automated reply, such as an out-of-office notification), (iii) by FedEx or other nationally recognized overnight delivery service or (iv) posting in the United States mail (having been sent registered or certified mail return receipt requested, postage prepaid) (upon receipt thereof) to the other Parties as follows:

(a) If to any CPUH Party, to:

Compute Health Acquisition Corp.
1100 North Market Street, 4th Floor
Wilmington, DE 19890
Attention:	Joshua Fink
Jean Nehmé
Email:	jfink@ophir-holdings.com
nehmejean3@gmail.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
Richard Witzel
Email:	Howard.Ellin@skadden.com
Richard.Witzel@skadden.com

(b) If to the Company or Pubco, to:

Allurion Technologies, Inc.
11 Huron Drive
Natick, MA 01760
Attention:	Chris Geberth - Chief Financial Officer
Email:	cgeberth@allurion.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Danielle M. Lauzon and Paul R. Rosie
E-mail:	dlauzon@goodwinlaw.com, prosie@goodwinlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. All such notices, requests, claims, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, any such notice, request, claim, demand or other communication shall be deemed not to have been received until the next succeeding Business Day.

Section 8.5 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors, accountants and other professional advisors and any other fees and expenses of counsel or other advisors incurred prior the Closings (collectively, the “Fees and Expenses”), shall be paid by the Party incurring such Fees and Expenses; provided that, in the event the Closings occur, any Fees and Expenses that are unpaid at the Final Merger Closing (including any Unpaid CPUH Expenses at the Final Merger Closing and any Unpaid Company Expenses at the Final Merger Closing) shall be paid by the Surviving Corporation from the funds available in the Trust Account or from proceeds of the PIPE Financing, Revenue Interest Financing or the Fortress Incremental Amount (or, if not so paid, by the Surviving Subsidiary Company), in each case, by wire transfer of immediately available funds to one or more accounts designated by the applicable payee(s); provided, further, that, notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated by either CPUH or the Company pursuant to Section 7.1(i), the Company shall, within two (2) Business Days of such termination, reimburse, by wire transfer of immediately available funds, CPUH for fifty percent (50%) of all Fees and Expenses (including all CPUH Extension Expenses) incurred by CPUH or any of its Affiliates after the date of this Agreement but prior to such termination by either CPUH or the Company pursuant to Section 7.1(i).

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words, “herein,” “hereto,” “hereby,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (b) masculine gender shall also include the feminine and neutral genders, and vice versa, (c) words importing the singular shall also include the plural, and vice versa, (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (e) references to “$” or “dollar” or “US$” shall be references to United States dollars, (f) the word “or” is disjunctive but not necessarily exclusive, (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (h) the word “day” means calendar day unless Business Day is expressly specified, (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to any CPUH Party, any documents or other materials posted to the Venue electronic data room maintained by the Company as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement and (l) all references to any Law will be to such Law as amended, supplemented, restated or otherwise modified or re-enacted from time to time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the CPUH Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CPUH Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CPUH Disclosure Schedules), as applicable, where the responsiveness of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Sections or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, 5.16 and the last sentence of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.13, 8.2, 8.3, this Section 8.9, 8.13 and 8.14.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, then all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures; Effectiveness. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document or Closing deliverable.

Section 8.12 Knowledge of Company; Knowledge of CPUH. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports. For all purposes of this Agreement, the phrase “to CPUH’s knowledge” and “to the knowledge of CPUH” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the CPUH Disclosure Schedules, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Section 8.13 No Recourse. Except  in the case of Fraud, this Agreement may only be enforced against, and any action for breach of this Agreement or related to the transactions contemplated hereby, may only be made against, the Parties (and then only with respect to the specific obligations of such Parties, as set forth herein), and none of the Representatives of any CPUH Party (including the Sponsor) or the Company and Pubco (and including the Parties’ stockholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein. This Section 8.13 shall expressly survive the Closings.

Section 8.14 Extension; Waiver. The Company (prior to the Closings) or the Sponsor (after the Closings) may (a) extend the time for the performance of any of the obligations or other acts of the CPUH Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the CPUH Parties set forth herein or (c) waive compliance by the CPUH Parties with any of the agreements or conditions set forth herein. CPUH may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights, powers or privileges hereunder shall not constitute a waiver of such rights, powers or privileges, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware) for the purposes of any Proceeding arising under or related to this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising under or related to this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or any Ancillary Document, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages, and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (a) the other Parties have an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of CPUH, filed with the SEC (File No. 333-252245) on February 8, 2021 (the “Prospectus”). The Company and Pubco acknowledge, agree and understand that CPUH has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of CPUH’s public stockholders and certain other parties (including the underwriters of the IPO), and CPUH may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of CPUH entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company and Pubco hereby agrees on behalf of itself and its Representatives and Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or Pubco nor any of its Representatives or Affiliates does now nor shall at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account or distributions therefrom, and shall not make or bring any action, suit, claim or other proceeding against the Trust Account (including in respect of any distributions therefrom), regardless of whether such action, suit, claim or other proceeding arises as a result of, in connection with or relates in any way to, this Agreement, the transactions contemplated hereby or any proposed or actual business relationship between CPUH or any of its Representatives of Affiliates, on the one hand, and the Company, Pubco or any of its Representatives or Affiliates, on the other hand, or any other matter, and regardless of whether such action, suit, claim or other proceeding arises based on contract, tort, equity or any other theory of legal liability (any and all such actions, suits, claims or other proceedings are collectively referred to hereafter as the “Trust Account Released Claims”). Each of the Company and Pubco, on its own behalf and on behalf of its Representatives and Affiliates, hereby irrevocably and unconditionally waives any Trust Account Released Claims that it or any of its Representatives or Affiliates may have against the Trust Account (including in respect of any distributions therefrom) now or in the future as a result of, or arising out of, any discussions, negotiations, agreements or Contracts with CPUH or its Representatives or Affiliates, and will not seek recourse against the Trust Account (including in respect of any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with CPUH or its Affiliates).

Section 8.19 Legal Representation.

(a) CPUH hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closings, the Surviving Subsidiary Company) (all such parties, the “Goodwin Procter Waiving Parties”), that Goodwin Procter LLP (“Goodwin Procter”) may represent the stockholders or holders of other Equity Securities of the Company and Pubco or any of their respective directors, members, partners, officers, employees or Affiliates (other than CPUH or its Subsidiaries) (collectively, the “Goodwin Procter WP Group”), in each case, solely in connection with any Proceeding or obligation arising out of or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby and thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Goodwin Procter Waiving Parties, and each of CPUH and the Company on behalf of itself and the Goodwin Procter Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Goodwin Procter’s prior representation of the Company, its Subsidiaries or of Goodwin Procter Waiving Parties. CPUH and the Company, for itself and the Goodwin Procter Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Goodwin Procter WP Group and Goodwin Procter, made prior to the Closings in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Documents or the transactions contemplated hereby and thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Subsidiary Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Goodwin Procter WP Group (the “Goodwin Procter Privileged Communications”), without any waiver thereof. CPUH and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Goodwin Procter Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Proceeding against or involving any of the parties after the Closings, and CPUH, the Company and Pubco agree not to assert that any privilege has been waived as to the Goodwin Procter Privileged Communications, by virtue of the Mergers.

(b) Each of CPUH, the Company and Pubco hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closings, the Surviving Subsidiary Company) (all such parties, the “Skadden Waiving Parties”), that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) may represent the stockholders or holders of other Equity Securities of the Sponsor or of CPUH or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Skadden WP Group”), in each case, solely in connection with any Proceeding or obligation arising out of or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby and thereby, notwithstanding its prior representation of the Sponsor, CPUH and its Subsidiaries, or other Skadden Waiving Parties. Each of CPUH, the Company and Pubco, on behalf of itself and the Skadden Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Skadden’s prior representation of the Sponsor, CPUH and its Subsidiaries, or other Skadden Waiving Parties. Each of CPUH, the Company and Pubco, for itself and the Skadden Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, CPUH, or its Subsidiaries, or any other member of the Skadden WP Group, on the one hand, and Skadden, on the other hand, made prior to the Closings, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Documents or the transactions contemplated hereby and thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Subsidiary Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Skadden WP Group (the “Skadden Privileged Communications”), without any waiver thereof. CPUH, the Company and Pubco, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Skadden Privileged Communications, whether located in the records or email server of CPUH and its Subsidiaries, in any Proceeding against or involving any of the parties after the Closings, and CPUH, the Company and Pubco agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Mergers.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

COMPUTE HEALTH ACQUISITION CORP.

By:	/s/ Jean Nehme
Name: Jean Nehme
Title: Co-Chief Executive Officer

COMPUTE HEALTH CORP.

By:	/s/ Joshua Fink
Name: Joshua Fink
Title: Secretary and Treasurer

COMPUTE HEALTH LLC

By:	/s/ Joshua Fink
Name: Joshua Fink
Title: Secretary and Treasurer

[Signature Page to Business Combination Agreement]

ALLURION TECHNOLOGIES, INC.

By:	/s/ Shantanu Gaur
	Name:	Shantanu Gaur
	Title:	Chief Executive Officer

ALLURION TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Shantanu Gaur
Name: Shantanu Gaur
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]